UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

NorthWestern Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement

IMPORTANT VOTING INFORMATION
If you owned shares of our common stock at the close of business on February 25, 2013, you are entitled to one vote per share upon each matter presented at the annual meeting of stockholders to be held on April 25, 2013. Stockholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the annual meeting.
Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at this stockholders meeting, except on ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.
YOUR VOTE IS IMPORTANT
Your vote is important. Our Board strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.
ASSISTANCE
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission, or SEC, also has a Web site (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. You also may contact our Investor Relations Department by phone at
(605) 978-2945 or by e-mail at investor.relations@northwestern.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2013
The Notice of Annual Meeting, Proxy Statement and 2012 Annual Report to
Stockholders are available on the Internet at www.proxyvote.com.

ATTENDING THE ANNUAL MEETING IN PERSON OR BY WEBCAST
Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the annual meeting in person. If you wish to attend the annual meeting and your shares are held in street name at a brokerage firm, bank or other nominee, you will need to bring your notice or a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date. You may be asked to provide photo identification, such as a driver’s license.
The annual meeting will be webcast (audio and slides) simultaneously with the live meeting. You may access the webcast from our Web site at www.northwesternenergy.com under About Us / Investor Information / Presentations and Webcasts. A replay of the webcast will be available at the same location on our Web site through May 25, 2013.

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

March 8, 2013
Notice of 2013 Annual Meeting and Proxy Statement

Dear Fellow NorthWestern Corporation Stockholder:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders to be held on Thursday, April 25, 2013, at 10:00 a.m. Central Daylight Time at the NorthWestern Energy Operations Center, 600 Market Street W., Huron, South Dakota.
At the meeting, stockholders will be asked to elect the Board of Directors, to ratify the selection of our independent registered public accounting firm for 2013, and to hold an advisory vote to approve named executive officer compensation. The proxy statement included with this letter provides you with information about the annual meeting and the business to be conducted.
YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting in person, we urge you to vote promptly through the Internet, by telephone or by mail.
If you are unable to attend our annual meeting in person, we are pleased to offer an audio webcast of the meeting. The webcast can be accessed live on our Web site at www.northwesternenergy.com under About Us / Investor Information / Presentations and Webcasts, or you can listen to a replay of the webcast, which will be archived on our Web site at the above location for
30 days after the meeting.
Thank you for your continued support of NorthWestern Corporation.

Very truly yours,

Robert C. Rowe President and Chief Executive Officer

Table of Contents
Annual Meeting Notice	1
Items of Business to Be Considered at the Annual Meeting	2
Voting Procedures	2
Appointment of Proxy Holders	2
Record Date and Voting	2
Quorum	3
Broker Non-Votes	3
Required Vote and Method of Counting	4
Method and Cost of Soliciting and Tabulating Votes	5
Electronic Access to Proxy Statement and Annual Report	5
General Information	6
Attending the Annual Meeting in Person or by Webcast	6
Householding; Receipt of Multiple Notices	6
Available Information	7
Future Stockholder Proposals	7
Assistance	8
Corporate Governance	9
Our Board of Directors	10
Board Leadership Structure	19
Determination of Independence	19
Committees of the Board	19
Risk Oversight of the Company	22
Code of Conduct	22
Transactions with Related Persons	22
Hedging and Pledging Our Securities	23
Political Contributions Policy	23
Communications with Our Board	23
Audit Committee Report	24
Compensation Discussion and Analysis	25
Executive Summary	25
Governance of Our Executive Compensation Program	30
Targeted Overall Compensation and Competitive Analysis	30
Components of Executive Compensation for 2012	33
Other Compensation Policies	41
Compensation Committee Interlocks and Insider Participation	43
Compensation Committee Report	43
Compensation of Executive Officers and Directors	44
2012 Summary Compensation	44
2012 Grants of Plan-Based Awards	45
Outstanding Equity Awards at 2012 Fiscal Year-End	47
2012 Stock Vested	48
Post-Employment Compensation	48
2012 Director Compensation	51
Stock Ownership Information	53
Security Ownership of Directors and Management	53
Section 16(a) Beneficial Ownership Reporting Compliance	53
Security Ownership of Certain Beneficial Holders	54
Proposals Requiring Your Vote	55
Proposal 1 - Election of Directors	55
Proposal 2 - Ratification of Independent Registered Public Accounting Firm	57
Proposal 3 - Advisory Vote to Approve Named Executive Officer Compensation	59
Other Matters	62
Securities Authorized for Issuance Under Equity Compensation Plans	62
Glossary	63

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

Notice of the
2013 Annual Meeting of Stockholders

Meeting Date:	April 25, 2013
Meeting Time:	10:00 a.m. Central Daylight Time
Location:	NorthWestern Energy Operations Center, 600 Market Street W., Huron, South Dakota.
Record Date:	February 25, 2013
Purposes of the Annual Meeting:

•	Elect our slate of eight nominees to our Board of Directors to hold office until the annual meeting of stockholders in 2014 and until their successors are duly elected and qualified;

•	Ratify our appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•	Hold an advisory vote to approve named executive officer compensation; and

•	Transact any other business that may be properly brought before the annual meeting and any adjournment or postponement of the annual meeting.
Stockholders owning NorthWestern Corporation common stock at the close of business on February 25, 2013, the Record Date, or their legal proxy holders are entitled to vote at the annual meeting.
Only our stockholders or their legal proxy holders as of the Record Date or our invited guests may attend the annual meeting in person. The annual meeting will be webcast (audio and slides) simultaneously with the live meeting.
On or about March 8, 2013, we mailed to our stockholders either (1) a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet, or (2) a copy of our proxy statement, a proxy card and our 2012 Annual Report.
By Order of the Board of Directors,

Timothy P. Olson
Corporate Secretary

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
2013 Proxy Statement
March 8, 2013
This proxy statement contains information related to the solicitation of proxies by the Board of Directors, or Board, of NorthWestern Corporation d/b/a NorthWestern Energy (or NorthWestern, the company, we, us, or our) in connection with our 2013 Annual Meeting of Stockholders. See the Glossary on page 63 for additional definitions used in this proxy statement.
Items of Business to Be Considered at the Annual Meeting
Our Board asks you to vote on the following items at the annual meeting:

•	Election of our eight nominees to serve on our Board;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013;

•	An advisory vote to approve named executive officer compensation; and

•	Transaction of any other matters and business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.
Voting Procedures
Appointment of Proxy Holders
Our Board asks you to appoint E. Linn Draper Jr. and Robert C. Rowe as your proxy holders to vote your shares at the annual meeting. You make this appointment by voting the proxy card provided to you and using one of the voting methods described below.
If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you sign and date your proxy card, but do not provide direction, they will vote your shares as recommended by our Board.
Management is not aware of any matter to be brought before the annual meeting other than the matters described in the notice of annual meeting accompanying this proxy statement. The persons named in the form of proxy solicited by our Board will vote all proxies that have been properly executed, and if any matters not set forth in the notice of annual meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.
Record Date and Voting
All stockholders of record as of the close of business on February 25, 2013, are entitled to receive notice of and to vote, in person or by proxy, at the annual meeting or any postponement or adjournment of the annual meeting. If you owned shares of our common stock at the close of business on February 25, 2013, you are entitled to one vote per share upon each matter presented at the annual meeting. The company does not have any other outstanding class of voting stock. Stockholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the annual meeting.
Your vote is important. Our Board strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.
Voting on the Internet. You may vote by proxy on the Internet up until 11:59 p.m. Eastern Daylight Time the day before the annual meeting. The Web site for Internet voting is www.proxyvote.com.
Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.
Voting by Telephone. You may vote by proxy by telephone up until 11:59 p.m. Eastern Daylight Time the day before the annual meeting by using the toll-free number listed on your proxy card or Voting Instruction Form. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Voting by Mail. Mark, sign and date your proxy card or Voting Instruction Form and return it in the postage-paid envelope provided. Your proxy card or Voting Instruction Form must be received far enough in advance of the annual meeting to allow sufficient time for processing.
Voting in Person at the Annual Meeting. If you attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting. Submitting your vote by proxy will not affect your right to attend the annual meeting and to vote in person.
Revoking Your Voting Instructions to Your Proxy Holders. If you are a record holder of our common stock, you can change your vote at any time before your proxy is voted at the annual meeting by again voting by one of the methods described above or by attending the annual meeting and voting in person. You also may revoke your proxy by delivering a notice of revocation to our Corporate Secretary at NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, SD 57108, prior to the vote at the annual meeting. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy.
Quorum
At the close of business on the Record Date, there were 37,327,939 shares of NorthWestern Corporation common stock outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.
A quorum, which is a majority of the outstanding shares as of the Record Date, is necessary to hold a valid annual meeting. A quorum will be present at the annual meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the Record Date are present in person or represented by proxy. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies.
Broker Non-Votes
Under the rules of the New York Stock Exchange, or NYSE, certain stockholder nominees (such as brokers) have the discretion to vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, unless instructed otherwise by the beneficial owner. They do not have authority to vote on non-routine matters, such as the election of directors and the advisory vote to approve named executive officer compensation, unless they receive instruction from the beneficial owner.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, and are not counted to determine the number of votes present for the particular proposal.
Under the rules of the NYSE, if your broker holds shares in your name and delivers this proxy statement to you, the broker is entitled to vote your shares on Proposal 2 — Ratification of Independent Registered Public Accounting Firm even if the broker does not receive voting instructions from you. Without your instructions, the broker is not entitled to vote your shares on Proposal 1 — Election of Directors and Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation. We encourage you to provide instructions to your broker, bank or other nominee. This ensures your shares will be voted at the annual meeting.
Required Vote and Method of Counting
The required vote and method of counting votes for the various business matters to be considered at the annual meeting are as follows. If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” each of the nominees for director, “FOR” ratification of Deloitte & Touche LLP as our independent registered public accounting firm, “FOR” the advisory vote to approve named executive officer compensation, and in accordance with the recommendations of our Board on any other matters properly brought before the annual meeting for a vote.
Proposal 1 — Election of Directors
For the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. Stockholders do not have the right to cumulate their votes for directors.
The election of directors requires a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. “Plurality” means that the nominees receiving the largest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be chosen at the annual meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. If your shares are held through a broker, bank or other nominee and you do not vote your shares, your bank, broker or other nominee may not vote your shares on this proposal. Assuming a quorum is present, the failure to vote, including broker non-votes, will have no effect on the voting on this proposal.
The Board has adopted a Majority Vote Policy for the election of directors. The policy provides that in an uncontested election, any nominee for director who receives a greater number of “WITHHOLD AUTHORITY” votes from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote under the procedures in the policy.
Proposal 2 — Ratification of the Appointment of the
Independent Registered Public Accounting Firm
For the proposal relating to ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. If your shares are held through a broker, bank or other nominee and you do not vote your shares, your bank, broker or other nominee can vote your shares at its discretion on this proposal. Assuming a quorum is present, the failure to vote — either by not returning a properly executed proxy card or not voting in person at the annual meeting — will have no effect on the outcome of the voting on this proposal. However, abstentions will have the same effect as voting “AGAINST” this proposal.
Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation
For the advisory vote to approve named executive officer compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to approve the advisory vote to approve named executive officer compensation. If your shares are held through a broker, bank or other nominee and you do not vote your shares, your bank, broker or other nominee may not vote your shares on this proposal. Assuming a quorum is present, broker non-votes or the failure to vote — either by not returning a properly executed proxy card or not voting in person at the annual meeting — will have no effect on the outcome of the voting on the proposal. However, abstentions will have the same effect as voting “AGAINST” this proposal.
Because your vote is advisory, it will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Method and Cost of Soliciting and Tabulating Votes
The Board is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at our annual meeting. NorthWestern will pay the cost of the solicitation, which will be made primarily by the use of mail and the Internet. Proxies also may be solicited in person or by telephone, facsimile or similar means by our directors, officers or employees without additional compensation.
We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.
Broadridge Financial Solutions, Inc., will be the proxy tabulator, and a representative from NorthWestern will act as the Inspector of Election.
Electronic Access to Proxy Statement and Annual Report
The proxy statement, annual report, voting card and voting instructions are available on the Internet at www.proxyvote.com and will be available for one year following the annual meeting. You will need the control number provided on your notice to access the electronic materials.
At www.proxyvote.com, stockholders can view these materials, cast their vote and request to receive future proxy materials in printed form by mail or electronically by e-mail.

General Information
Attending the Annual Meeting in Person or by Webcast
Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the annual meeting in person. If you wish to attend the annual meeting and your shares are held in street name at a brokerage firm, bank or other nominee, you will need to bring your notice or a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date. You may be asked to provide photo identification, such as a driver’s license.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the annual meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

The annual meeting will be held at the NorthWestern Energy Operations Center, 600 Market Street W., Huron, South Dakota.

The location of the annual meeting is shown on the map below.

HURON, SOUTH DAKOTA

NorthWestern Energy
Operations Center
Highway 14
Market Street W
Third Street SW
Ninth Street SW
Nevada Avenue S
Highway 37 / Dakota Avenue S

The annual meeting will be webcast (audio and slides) simultaneously with the live meeting. You may access the webcast from our Web site at www.northwesternenergy.com under About Us / Investor Information / Presentations and Webcasts. A replay of the webcast will be available at the same location on our Web site through May 25, 2013.
Householding; Receipt of Multiple Notices
Under SEC rules, a single Notice of Internet Availability of Proxy Materials or set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement were sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2013 or in the future, he or she may telephone toll-free 1+ (800) 542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and the company will deliver promptly upon such written or oral request a separate Notice of Internet Availability of Proxy Materials or annual report or proxy statement. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks, brokers or other nominees, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

Available Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available through a Web site maintained by a third-party and accessible through our company Web site at www.northwesternenergy.com under About Us / Investor Information / SEC Filings.
Our public filings also are available to the public from document retrieval services and the Web site maintained by the SEC at www.sec.gov. You also may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC: Public Reference Room, 100 F Street NE, Room 1580, Washington, DC 20549.
Please call the SEC at 1+ (800) SEC-0330 for further information on the public reference room. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street NE, Room 1580, Washington, DC 20549, at prescribed rates.
Future Stockholder Proposals
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
To be considered for inclusion in the proxy statement for our annual meeting to be held in 2014, stockholder proposals must be received by the Corporate Secretary of NorthWestern Corporation not later than November 8, 2013. This notice requirement is separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the company’s proxy statement.
Other Stockholder Proposals for Presentation at the 2013 Annual Stockholders’ Meeting
For nominations of persons for election as a director or for any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly from the floor of the 2014 Annual Stockholders’ Meeting, the company’s Bylaws require that timely notice must be given to the Corporate Secretary. To be timely, the notice must be received by the Corporate Secretary of NorthWestern Corporation between December 26, 2013, and January 25, 2014.
Stockholder proposals should be delivered or mailed to and received by us in accordance with the dates set forth above and addressed to:
Corporate Secretary
NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, SD 57108.
To be in proper written form, a stockholder’s notice for both annual and special meetings must set forth:
(1) as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by the person, (d) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations promulgated thereunder, and (e) such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;
(2) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting, (b) the text of the proposal or business (including the text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend the Bylaws of the company, the language of the proposed amendment), (c) the reasons for conducting such business at the meeting, and (d) any material interest of such stockholder in the business being proposed and the beneficial owner, if any, on whose behalf the proposal is being made; and
(3) as to the stockholder giving this notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and record address of such stockholder and any such beneficial owner, (b) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such stockholder and beneficial owner, (c) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (d) a representation that such stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons and/or conduct the business being proposed as described in the notice, and (e) a representation of whether such stockholder or any such beneficial owner intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder with respect to an annual meeting if the stockholder has notified the company of his or her intention to present a proposal at such annual meeting in compliance with Regulation 14A (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the company to solicit proxies for such annual meeting. The company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the company.
Assistance
If you need assistance with voting your proxy or have questions regarding our annual meeting, please contact:

Travis Meyer Director - Investor Relations and Corporate Finance (605) 978-2945	or	Tammy Lydic Assistant Corporate Secretary (605) 978-2913
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Corporate Governance
Our Board oversees the business of the company. It establishes overall policies and standards for us and reviews the performance of our management. The Board operates pursuant to a set of written Corporate Governance Guidelines that set forth the company’s corporate governance philosophy and the governance policies and practices that the company has established to assist in governing the company and its affiliates. Our Corporate Governance Guidelines can be found on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.
We are committed to strong corporate governance. As governance standards have evolved, we have enhanced our governance standards as appropriate to serve the interests of our stockholders. Our efforts to operate at the highest level of corporate governance have been recognized. Forbes included us on its two most recent lists (2010 and 2012) of America’s Most Trustworthy Companies, a distinction awarded, according to Forbes, for transparent accounting and solid corporate governance practices. Our proxy disclosures also have been recognized by Corporate Secretary magazine, as a finalist for Best Proxy Statement 2012, and by Glass Lewis and C-Suite magazine with respect to our say-on-pay disclosures.
We believe that the corporate governance practices we follow and those that we do not follow benefit our stockholders by maintaining appropriate accountability for our company.
What We Do

•	Annual election of all directors.

•	Majority vote standard in uncontested elections. If a director receives more “WITHHOLD AUTHORITY” votes than “FOR” votes, the director must submit a resignation for the Board to consider.

•	Allow stockholders owning 25% of our shares to call a special meeting.

•	Independent board. Our Board is comprised entirely of independent directors, except our chief executive officer.

•	Independent chairman.

•	Independent Board committees. Each of our Board committees (audit, human resources, and nominating and corporate governance) is made up solely of independent directors.

•	Committee authority to retain independent advisors. Each of our Board committees has the authority to retain independent advisors, which will be paid for by the company.

•
Code of Conduct and Ethics. We are committed to operating with honesty and integrity and maintaining the highest level of ethical conduct. Our Code of Conduct and Ethics applies to all employees, as well as the Board. We also have a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers concerning financial reporting and other related matters.

•	Robust stock ownership guidelines for executive officers and directors.
What We Don’t Do

•	Poison pill. We do not have a stockholders rights plan or poison pill.

•	Hedging or pledging of company securities. We do not allow our directors, executives or employees to hedge or pledge company securities.

•
Corporate political contributions. We do not make corporate contributions to candidates for political office, political parties or committees, or political committees organized for the advancement of political candidates.

•	Supermajority voting. We do not have supermajority voting provisions in our Certificate of Incorporation or Bylaws, except to approve (or amend provisions concerning) business combinations or mergers.

Our Board of Directors
Our Board has eight members. We believe a limited number of directors helps maintain personal and group accountability. Our Board is independent in composition and outlook, led by an independent chairman and composed of independent directors, other than the Chief Executive Officer, or CEO.
Our individual Board members have varied expertise and bring extensive professional experience from both within and outside our industry. This provides our Board with a vast collective skill set, which is advantageous to the Board’s oversight of our company. While the industry-specific expertise possessed by certain of our Board members is essential, we also benefit from the viewpoints of our directors with expertise outside our industry. These varied perspectives expand the Board’s ability to provide relevant guidance to our business.
Our Board acts as a coherent team and fosters an environment that allows individual insights to contribute to the group consensus. It is focused on long-term company success and maintains an effective dialogue with management through constructive relationships which provide timely and appropriate deliberation.
Each of our Board members has satisfied the stock ownership requirements established by our Corporate Governance Guidelines, has not sold any company stock, and continues to hold stock in excess of the ownership requirements. Each member also is recognized since 2011 as a Governance Fellow by the National Association of Corporate Directors, or NACD.
Our Board is actively engaged inside and outside the boardroom. Each Board member has knowledge and insights that provide guidance concerning our business, with particular focus on succession planning, corporate strategy, executive compensation, risk management, and operating performance. Our Board members spend time in our service territory interacting with our employees, customers and community leaders. They seek and participate in learning opportunities to stay abreast of the latest industry and corporate governance developments affecting their role as directors.
Most of our Board meetings, including the annual meeting, are held in various locations throughout our service territory. This practice affords several educational opportunities for our Board members, including attending receptions of community leaders and meetings with employees. These opportunities are intended to inform our Board about the communities we serve and the issues, concerns and successes of our employees. We believe holding Board meetings in our service territory also allows our Board to gain a broader understanding of various areas of our company by inviting non-management employees to make presentations to the Board that highlight their work. Our Board meeting agendas regularly include in-depth discussions concerning enterprise risks and different areas of our financial statements.
Our Board has adopted a policy that attendance at meetings and participation by directors is considered in determining continued service on the Board. Attendance and participation is reviewed as part of the Board’s annual self-evaluation process. The Board held nine meetings in 2012. Each director attended more than 75 percent of the aggregate number of the meetings of the Board and of each committee on which he or she served. At our last annual meeting of stockholders in April 2012, all of the eight director nominees were in attendance.
Following are biographies of our Board members, each of whom is currently serving and has been nominated to serve another one-year term.

Stephen P. Adik Chairman of the Audit Committee Member of the Human Resources Committee Independent Director Since 2004 Age 69

Business Experience
Mr. Adik is the retired Vice Chairman (2001−2003) of NiSource Inc. (NYSE: NI), an electric and natural gas production, transmission and distribution company. Mr. Adik was Senior Executive Vice President and Chief Financial Officer (1998−2001), and Executive Vice President and Chief Financial Officer (1996−1998), of NiSource.

Public Company Directorships Since 2008
American Water Works Company, Inc. (NYSE: AWK), a provider of high-quality water and wastewater services to more than 1,600 communities in the United States and Ontario, Canada (since 2009) (member of audit and finance committees).
Beacon Power (NASDAQ: BCON), a designer and manufacturer of power conversion and sustainable energy storage systems for the distributed generation, renewable energy and backup power markets (2004−November 2010).

Other Current Directorships and Memberships
The Chicago SouthShore and South Bend Railroad, a regional rail carrier serving northwest Indiana.
Dearborn Midwest Conveyor Company, a manufacturer and installer of conveyor equipment for the bulk materials and automotive industries.
Member and president emeritus of the board of the Northwest Indiana Regional Bus Authority.

Qualifications Relative to Service on Our Board
Our Board concluded that Mr. Adik is qualified to serve as a Board member because of his 25+ year career in the energy and utility industries, having served on the board and as the chief financial officer for a Fortune 500 utility holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. Mr. Adik holds an MBA in Finance, is considered financially literate under NYSE rules and qualifies as an audit committee financial expert under SEC rules. Mr. Adik also serves and has in the past served on the boards of other companies in energy- and utility-related industries, which provides him a wide perspective on various issues applicable to the company. During his more than eight-year tenure on our Board, Mr. Adik has gained a good working knowledge of our company that provides efficiency and continuity to our Board. Mr. Adik has been an NACD Governance Fellow since 2011. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Dorothy M. Bradley Member of the Nominating and Corporate Governance Committee Independent Director Since 2009 Age 66

Business Experience
Ms. Bradley is the retired District Court Administrator for the 18th Judicial Court of Montana (2000−2007). Ms. Bradley was the Director of the University Water Center, an education and research arm of Montana State University (1993−2000); law clerk, hearing master and mediator in the Montana District Court (1983−1990); and served eight terms in the Montana House of Representatives beginning in 1971.

Public Company Directorships Since 2008	None

Other Current Directorships and Memberships
Member of the board of One Montana, a nonprofit organization dedicated to rural and urban collaboration.
Member of the Montana Water Compact Commission
National Advisor for the American Prairie Foundation.

Qualifications Relative to Service on Our Board
Our Board concluded that Ms. Bradley is qualified to serve as a Board member because of her experience with the Montana judicial and legislative systems and her reputation as a respected civic leader in Montana. During four of her terms in the Montana legislature, she also served on the Montana Legislative Appropriations Committee. Her experience brings to the Board a local perspective on relevant regulatory and community issues facing our company in Montana, where we serve approximately two-thirds of the state. Ms. Bradley’s work in the public policy arena also provides valuable background as the company addresses the environmental issues that are facing utility companies today. As one of the newer members of our Board, Ms. Bradley brings a fresh perspective to the Board. Ms. Bradley has been an NACD Governance Fellow since 2011. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. She supplements her skill sets through ongoing engagement with the director community and access to leading practices.

E. Linn Draper Jr. Chairman of the Board Independent Director Since 2004 Age 71

Business Experience
Mr. Draper is the retired Chairman, President and Chief Executive Officer of American Electric Power Company (NYSE: AEP), a public utility holding company (1992−2004). Prior to that, he worked for Gulf States Utilities Company, an electric utility company (1979−1992), including serving as its chairman of the board of directors and President and Chief Executive Officer for the last six years of his time there.

Public Company Directorships Since 2008
Alliance Data Systems Corporation (NYSE: ADS), a provider of transaction services, credit services and marketing services (since 2005) (member of human resources committee since 2005 and chairman of that committee since 2009).
Alpha Natural Resources Inc. (NYSE: ANR), a coal producer (since 2004) (member of the human resources committee since 2005; member of the safety, health, environment and sustainability committee from 2008 until 2012; and member of the nominating and governance committee since 2012.
TransCanada (NYSE: TRP), a transporter and marketer of natural gas and generator of electric power in Canada and the United States (since 2005) (member of the health, safety and environmental committee since 2005, chairman of that committee since 2007; member of audit committee from 2009 until 2012; member of the human resources committee from 2005 to 2009 and from 2012 to present).
Temple-Inland Inc., a building products and corrugated packaging company (from 2004 until its acquisition by International Paper in February 2012) (served on the human resources committee and as lead director).

Other Current Directorships and Memberships	None

Qualifications Relative to Service on Our Board
Our Board concluded that Mr. Draper is qualified to serve as a Board member because of his 12 years of service as chairman of the board and president and chief executive officer of one of the largest electric utilities in the United States and his six additional years of service in those same roles with another electric utility. In addition, Mr. Draper also currently serves or has in the past served on the boards of other companies in energy- and utility-related industries, which provides him a wide perspective on the issues impacting the company today. Mr. Draper’s public board experience spans 11 companies and approximately 80 years of cumulative experience, and he has served on a variety of committees on those boards. Mr. Draper is considered financially literate under NYSE rules. Mr. Draper has gained a good working knowledge of our company during his more than eight-year tenure on our Board that provides efficiency and continuity to our Board. Mr. Draper has been an NACD Governance Fellow since 2011. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Dana J. Dykhouse Member of the Audit Committee Member of the Human Resources Committee Independent Director Since 2009 Age 56

Business Experience	Mr. Dykhouse is the Chief Executive Officer of First PREMIER Bank, a regional bank headquartered in Sioux Falls, S.D., with bank locations across eastern South Dakota (since 1995).

Public Company Directorships Since 2008	None

Other Current Directorships and Memberships	Mr. Dykhouse serves in a variety of leadership roles in civic, community and professional organizations in South Dakota.

Qualifications Relative to Service on Our Board
Our Board concluded that Mr. Dykhouse is qualified to serve as a Board member because of his reputation as a respected civic, community and professional leader in South Dakota. Mr. Dykhouse has served as chief executive officer of a $1 billion regional bank for 18 years and provides a local perspective on the issues relevant to our service area that spans the eastern one-third of South Dakota. Mr. Dykhouse has 30+ years of experience in the financial services industry and is considered financially literate under NYSE rules. As one of the newer members of our Board, Mr. Dykhouse brings a fresh perspective to the Board. Mr. Dykhouse has been an NACD Governance Fellow since 2011. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Julia L. Johnson Chairwoman of the Nominating and Corporate Governance Committee Member of the Human Resources Committee Independent Director Since 2004 Age 50

Business Experience
Ms. Johnson is President of NetCommunications, LLC, a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas (since 2000). Ms. Johnson was Chairwoman (1997−1999) and Commissioner (1993−1997) of the Florida Public Service Commission.

Public Company Directorships Since 2008
FirstEnergy (NYSE: FE), an electric utility holding company (since 2011 following merger with Allegheny Energy in 2011).
Allegheny Energy (NYSE: AYE), an electric utility holding company (from 2003 until merger with FirstEnergy in 2011) (member of the finance committee and the corporate governance committee)
MasTec, Inc. (NYSE: MTZ), a leading end-to-end voice, video, data and energy infrastructure solution provider (since 2002) (chair of the nominating and governance committee and member of the compensation committee)
American Water Works Company, Inc. (NYSE: AWK), a provider of high-quality water and wastewater services to more than 1,600 communities in the United States and Ontario, Canada (since 2008) (member of the compensation committee and the nominating and governance committee).

Other Current Directorships and Memberships	None

Qualifications Relative to Service on Our Board
Our Board concluded that Ms. Johnson is qualified to serve as a Board member because of her experience in the public utility regulatory arenas, having founded and served more than 10 years as president of a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas and her extensive experience working with federal, state and local legislative, regulatory and administrative agencies. Ms. Johnson also served two years as chairwoman and four years as a commissioner on the Florida Public Service Commission. Ms. Johnson currently serves on the boards of three other public companies, one of which is a large investor-owned electric utility holding company, as well a variety of committees on those boards. Her approximately
30+ years of cumulative public company board experience provides her with a broad perspective on the issues facing the company today. Ms. Johnson is financially literate under NYSE rules. Ms. Johnson has gained a good working knowledge of our company during her more than eight-year tenure on our Board that provides efficiency and continuity to our Board. Ms. Johnson has been an NACD Governance Fellow since 2011. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. She supplements her skill sets through ongoing engagement with the director community and access to leading practices.

Philip L. Maslowe Chairman of the Human Resources Committee Member of the Audit Committee Independent Director Since 2004 Age 66

Business Experience
Mr. Maslowe was the non-executive chairman of the board for AMF Bowling Worldwide, Inc., operators of bowling centers and providers of sporting goods (2002−2004); Executive Vice President and Chief Financial Officer of The Wackenhut Corporation, a security, staffing and privatized prisons corporation (1997−2002); and Executive Vice President and Chief Financial Officer of Kindercare Learning Centers, a provider of learning programs for preschoolers (1993−1997).

Public Company Directorships Since 2008
Delek US Holdings, Inc. (NYSE: DK), a diversified energy business focused on petroleum refining and supply and retail marketing (since 2006) (chairman of the audit committee and member of the incentive plan committee).

Other Current Directorships and Memberships
United Site Services, a national provider of portable restrooms, temporary fence, storage, erosion control, power sweeping and other services (chairman of the audit committee).
American Media, Inc., a publishing company in the field of celebrity journalism and health and fitness magazines (chairman of the audit committee).
NextMedia Group, Inc., a media company that owns and operates radio properties throughout the United States.

Qualifications Relative to Service on Our Board
Our Board concluded that Mr. Maslowe is qualified to serve as a Board member because of the diverse experience he gained over his business career, having served as chief financial officer for a number of national companies, including KinderCare Learning Centers, Thrifty Corporation and The VONS Companies, Inc. Mr. Maslowe also previously served as the non-executive chairman of the board, chairman of the compensation committee and chairman of the audit committee for AMF Bowling Worldwide, Inc.; as director and chairman of the audit committee for Hilex Poly Co., LLC, a manufacturer of plastic bag and film products; as member of the board of managers and human resource committee for Gate Gourmet Group Holding LLC, an airline catering company; as director, chairman of the corporate governance committee and member of the audit committee for Mariner Health Care, Inc., a health care service provider; and director and member of the audit committee for Bruno’s Supermarkets, Inc., a leading supermarket chain in the South.
Mr. Maslowe’s service on a variety of public and private company boards of directors, as well as a variety of committees on those boards, provides him with 30+ years of cumulative board experience and a broad perspective on the issues facing businesses and the company today. Mr. Maslowe is considered financially literate under NYSE rules. Mr. Maslowe has gained a good working knowledge of our company during his more than eight-year tenure on our Board that provides efficiency and continuity to our Board. Mr. Maslowe has been an NACD Governance Fellow since 2011. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Denton Louis Peoples Member of the Audit Committee Member of the Human Resources Committee Independent Director Since 2006 Age 72

Business Experience
Mr. Peoples is the retired Chief Executive Officer and Vice Chairman of the Board of Orange and Rockland Utilities, Inc., an investor-owned electric and natural gas utility (1994−1999). Mr. Peoples also served as Executive Vice President and was a member of the board of directors of Madison Gas and Electric Company, an investor-owned electric and natural gas utility (1992−1993).

Public Company Directorships Since 2008	None

Other Current Directorships and Memberships
Director of the Center for Clean Air Policy
Director of the Nevada Area Council, Boy Scouts of America
Regional director for the San Francisco Bay Area and Northern Nevada for the Naval War College Foundation
Sponsor of the Aspen Institute Energy Policy Forum
Member of the Stanford University Mechanical Engineering Department Advisory Committee
Trustee of the Boyd Family Foundation.

Qualifications Relative to Service on Our Board
Our Board concluded that Mr. Peoples is qualified to serve as a Board member because of his broad expertise in the electric and natural gas energy industries gained during his tenure as chief executive officer and vice chairman of the board of a mid-sized investor-owned utility and executive positions held at other utility or energy-related companies during his 35+ year business career. Mr. Peoples’ utility industry experience also is reflected in past directorships and memberships, including former chairman and member of the New York Power Pool Executive Committee, former chairman of the New York Power Pool Transition Steering Committee to form the New York Independent System Operator, former vice chairman and director of the Energy Association of New York State and the Empire State Electric Energy Research Corporation, former director of the Edison Electric Institute, and former director of the Electric Power Research Institute. Mr. Peoples also is a Registered Professional Engineer and Certified Public Accountant (retired status). Mr. Peoples is considered financially literate under NYSE rules. Mr. Peoples has gained a good working knowledge of our company during his seven-year tenure on our Board that provides efficiency and continuity to our Board. Mr. Peoples has been an NACD Governance Fellow since 2011. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Robert C. Rowe Director Since 2008 Age 57

Business Experience
Mr. Rowe is the President and CEO of NorthWestern Corporation (since August 2008). Mr. Rowe was co-founder and senior partner at Balhoff, Rowe & Williams, LLC, a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries (January 2005−August 2008), and served as commissioner (and chairman) of the Montana Public Service Commission (1993-2004).

Public Company Directorships Since 2008	None

Other Current Directorships and Memberships
Chairman of Western Energy Institute (2012-2013); Co-Chair of IEE, an Institute of the Edison Foundation focused on advancing the adoption of innovative and efficient technologies among electric utilities and their technology partners that will transform the power grid.

Qualifications Relative to Service on Our Board
Our Board concluded that Mr. Rowe is qualified to serve as a Board member because of his position as president and chief executive officer of our company and his significant experience in the regulatory and public policy arenas. Mr. Rowe previously founded and was senior partner for three and one-half years in a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries. In addition,
Mr. Rowe previously served 12 years as a commissioner (and chairman) of the Montana Public Service Commission. Mr. Rowe also served a term as president of the National Association of Regulatory Utility Commissioners. Mr. Rowe is financially literate under NYSE rules. Mr. Rowe has been an NACD Governance Fellow since 2011. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Board Leadership Structure
Our Board has placed the responsibilities of Chairman with an independent member of the Board, which we believe provides optimum accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; presiding at Board meetings, executive sessions and stockholder meetings; and serving as an ex-officio member of each Board committee. This delineation of duties allows the CEO to focus his attention on managing the day-to-day business of the company. We believe this structure provides strong leadership for our Board, while positioning our CEO as the leader of the company in the eyes of our customers, employees and other stakeholders.
Executive sessions of the non-employee directors without management in attendance are provided for at each regularly scheduled Board and committee meeting and are chaired, as applicable, by our Chairman of the Board or the independent chairperson of the respective committee.
Determination of Independence
A director will be considered independent if he or she qualifies as “independent” under (1) NYSE standards and any applicable laws, and (2) he or she (a) has never been an employee of the company or any of its subsidiaries; (b) is not a close relative of any management employee of the company; (c) provides no services to the company, or is not employed by any firm providing major services to the company, other than as a director; and (d) receives no compensation from the company other than director fees and benefits. The Board’s determination of independence is based upon a review of the questionnaires submitted on an annual basis by each director, the company’s relevant business records, publicly available information, and the applicable SEC and NYSE requirements.
Based on its review, the Board determined that all of the non-employee directors (Messrs. Adik, Draper, Dykhouse, Maslowe, Peoples and Mses. Bradley and Johnson) are independent as defined in the listing standards noted above. Mr. Rowe is an executive officer of the company and, therefore, is not independent.
Committees of the Board
We have three Board committees composed solely of independent directors, each with a different independent director serving as chairperson of the committee. Our Board committees are: Audit Committee, Human Resources Committee, and Nominating and Corporate Governance Committee. We hold our Board committee meetings sequentially (i.e., committee meetings do not overlap with one another). As a result of holding sequential meetings, each of our Board members attends each committee meeting. We believe this practice is highly beneficial to our Board as a whole and the company in general because each of our Board members is aware of the detailed work conducted by each Board committee. This practice also affords each of our Board members the opportunity to provide input to the committee members before any conclusions are reached.
The general functions of the committees are set forth in the following paragraphs. Each of these committees has a written charter that can be found on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Board of Directors.

The following table shows the committees on which our Board members serve and the number of meetings held in 2012 for each committee.

Director	Audit Committee	Human Resources Committee	Nominating and Corporate Governance Committee
E. Linn Draper Jr., Chairman of the Board
Stephen P. Adik	IC	I
Dorothy M. Bradley			I
Dana J. Dykhouse	I		I
Julia L. Johnson		I	IC
Philip L. Maslowe	I	IC
Denton Louis Peoples	I	I
Robert C. Rowe
Number of Meetings in 2012	5	5	4
I = Independent C = Chairperson
Audit Committee
Our Audit Committee assists the Board in fulfilling its responsibilities for oversight of (1) the company’s accounting and financial reporting processes, (2) the audits and integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the independent auditor’s qualifications and independence, (5) the performance of the company’s internal audit function and independent auditors, (6) preparation of the Audit Committee reports that the rules of the SEC require to be included in the company’s annual proxy statement, (7) significant financings and dividend policy and dividend payment recommendations; and (8) such other duties as directed by the Board.
The Board determined that Audit Committee Chairman Adik qualifies as an audit committee financial expert under the applicable SEC regulations and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the NYSE.
Human Resources Committee
Our Human Resources, or HR, Committee acts on behalf of and with the concurrence of the Board with respect to compensation, benefits and other employment matters for executives; stock-based compensation plans for employees; the election and appointment of executive officers and other officers; the assessment of the performance of the CEO; and the compensation of non-employee members of the Board. Our HR Committee has delegated the administration of our executive compensation and benefits plans to our Compensation and Benefits Department.
Each of the members of our HR Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act.
The HR Committee has directly retained Towers Watson as its independent, external compensation consultant for the last several years. Towers Watson is an independent consulting firm that provides services in the areas of executive compensation and benefits and has specific expertise in evaluating compensation in the utility industry. Towers Watson reports directly to the HR Committee and, at the HR Committee’s request, provides an annual evaluation and analysis of trends in both executive compensation and director compensation. Towers Watson also evaluates other compensation issues at the direct request of the HR Committee.

In accordance with NYSE requirements approved by the SEC in 2013, the HR Committee evaluated the following six factors to assess independence and conflicts of interest before it engaged Towers Watson to do work in 2013:

1.	The provision of other services to the company by Towers Watson.

2.	The amount of fees received from the company by Towers Watson, as a percentage of the firm's total revenues.

3.	The policies or procedures of Towers Watson that are designed to prevent conflicts of interest.

4.	Any business or personal relationship of a member of the HR Committee with the regular members of the Towers Watson executive compensation team serving the company.

5.	Any stock of the company owned by the regular members of the Towers Watson executive compensation team serving the company.

6.	Any business or personal relationships between the executive officers of the company and the regular members of the Towers Watson executive compensation team serving the company.
The HR Committee also obtained a representation letter from Towers Watson addressing these six factors and certain other matters related to its independence. Based on the HR Committee’s evaluation of these factors and the representations from Towers Watson, the HR Committee concluded that Towers Watson is an independent adviser and has no conflicts of interest with us.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the HR Committee also considers input on executive compensation from our CEO and Chief Financial Officer, or CFO.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance, or NCG, Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness, and in developing and implementing our corporate governance principles. Further, the NCG Committee reviews and oversees our position on (1) corporate social responsibilities and (2) public policy issues that significantly affect us, our stockholders, our customers and our other key stakeholders.
Our NCG Committee evaluates each director candidate to determine whether such candidate should be recommended to the Board as a director nominee. In considering new individuals for nomination as directors, the NCG Committee typically solicits recommendations from its current directors and is authorized to engage third-party advisers, including search firms, to assist in the identification and evaluation of candidates.
Our NCG Committee also has the responsibility for considering nominees for directors properly recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders must notify our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. The stockholder’s written notice must include information about each proposed nominee, including name, age, business address, principal occupation and other information required in proxy solicitations. The nomination notice also must include the nominating stockholder’s name and address, the number of shares of our common stock beneficially owned by the stockholder, and any arrangements or understandings between the nominee and the stockholder. The stockholder also must furnish a statement from the nominee indicating that the nominee wishes and is able to serve as a director. The manner in which the NCG Committee evaluates candidates recommended by stockholders is generally the same as candidates from other sources. However, the NCG Committee also will seek and consider information concerning the relationship between the recommending stockholder and the candidate to determine if the candidate can represent the interests of all of the stockholders. The NCG Committee will not evaluate a candidate recommended by a stockholder unless the stockholder notice states that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service publicly disclosed by NorthWestern, and to provide all of the information required to conduct an evaluation.
Risk Oversight of the Company
Our Audit Committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full Board by monitoring company processes for management’s identification and control of key strategic, operational, financial, regulatory and compliance risks. The Audit Committee receives reports from management at least quarterly regarding the company’s assessment of risks. The HR Committee oversees risks in compensation plans, and the NCG Committee oversees risks in corporate governance and social responsibilities including environmental, health and safety matters. In addition, the Audit Committee reports regularly to the full Board, which also considers the company’s risk profile. The Audit Committee and the full Board focus on the most significant risks facing the company and review the corporate risk appetite in evaluating strategic alternatives. While the Board oversees the company’s risk management, our CEO and executive Enterprise Risk Management Committee act to ensure that our enterprise risk management and business continuity programs, or ERM, achieve their objectives. While management is responsible for the day-to-day risk management processes, we have structured our ERM reporting relationship through our Chief Audit and Compliance Officer who reports functionally to the Audit Committee. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.
Code of Conduct
Our Board adopted a Code of Conduct and Ethics, or Code of Conduct, and reviews it annually. Our Code of Conduct embodies the standards that form our culture and sets forth expectations of conduct for all of our officers, directors and employees and those of our subsidiary companies, including all full- and part-time employees and certain persons that provide services on our behalf, such as agents. Our Code of Conduct focuses on our corporate vision, mission and values through its Compliance through SERVICE theme. You may review our Code of Conduct on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies. We intend to post on our Web site any amendments to, or waivers from, our Code of Conduct. In addition, our Board adopted a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to our principal executive officer, principal financial officer, and principal accounting officer or controller (or persons performing similar functions), which includes complaint procedures that specifically apply to this separate code. Our Board also annually reviews this separate code of ethics, which is available on our Web site at the location noted above. We intend to post on our Web site any amendments to, or waivers from, this special code of ethics.
Transactions with Related Persons
Our Audit Committee has adopted a written Related Persons Transaction Policy. The policy requires that any related person transaction be reviewed and approved by the Audit Committee based on its consideration of all available relevant facts and circumstances. The Audit Committee should approve a related person transaction only if it determines in good faith that such transaction is in, or is consistent with, the best interests of the company and its stockholders.
Under the policy, a “related person” is an officer, director, director nominee, or 5 percent or more stockholder of the company, as well as any immediate family member of such individuals or any entity which is owned or controlled by any of such individuals; and a “related person transaction” is a transaction involving (1) the company, (2) a related person, and (3) an aggregate annual amount in excess of $120,000.
The policy also provides ratification procedures for approval of transactions that have been commenced or consummated prior to any knowledge of the involvement of a related person and for the annual review of ongoing related person transactions to ensure that such transactions continue to remain in the best interests of the company and its stockholders.

No material related person transactions were identified during 2012. The policy is available on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.
Hedging and Pledging Our Securities
Our Insider Trading Policy prohibits our directors and employees from engaging in hedging, monetization, and publicly traded options transactions involving our securities. The Insider Trading Policy also prohibits our directors and employees from pledging any of our securities as collateral for a loan, unless pre-cleared by the insider trading compliance officer. None of our directors or executive officers has pledged any of our securities as collateral for a loan. The Insider Trading Policy can be found on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.
Political Contributions Policy
As a public utility, we are subject to various laws and regulations at the federal, state, and local levels; and changes to these laws can affect our business, employees, communities, and stockholders. Accordingly, we are committed to being an active and responsible corporate citizen.
We use our resources, through legally permissible participation in the political process, to advance matters of public policy that are consistent with our values, our legal obligations, and our Code of Conduct. We also encourage our employees to be active in civic and community activities, including by participating in the political and democratic process.
In 2012, the company adopted a political contributions policy to formalize our existing practices with respect to political contributions. We do not make and our policy prohibits corporate contributions to candidates for political office, political parties or committees, or political committees organized for the advancement of political candidates, whether federal, state, or local.
On the other hand, state and local ballot initiatives and referenda on important policy issues have the potential to impact our business and our stakeholders. Accordingly, the policy permits corporate contributions in connection with such matters, as well as lobbying efforts and contributions to trade and local associations. Finally, the policy allows individual employees to make personal contributions to political action committees. The full policy is available on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.
Communications with Our Board
Communications by an interested party to our Board, including our Chairman and the independent directors, individually or as a group, should be addressed to our Corporate Secretary at NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, SD 57108. The Corporate Secretary will forward directly to the Board any communication received.

Audit Committee Report
Our Audit Committee assists the Board in fulfilling its responsibilities for oversight of (1) the company’s accounting and financial reporting processes, (2) the audits and integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the independent auditor’s qualifications and independence, (5) the performance of the company’s internal audit function and independent auditors, (6) preparation of the Audit Committee reports that the rules of the SEC require to be included in the company’s annual proxy statement, (7) significant financings and dividend policy and dividend payment recommendations, and (8) such other duties as directed by the Board. The Audit Committee operates pursuant to a charter that is reviewed annually and was last amended in October 2010, a copy of which is available on NorthWestern’s Web site at www.northwesternenergy.com under About Us / Corporate Governance / Board of Directors / Audit Committee.
In the performance of the Audit Committee’s oversight function, and in connection with the December 31, 2012, financial statements, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP, or Deloitte, our independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence; and the Audit Committee has discussed with Deloitte the firm’s independence. The compatibility of non-audit services was considered with the auditor’s independence.
Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.
Audit Committee
Stephen P. Adik, Chairman
Dana J. Dykhouse
Philip L. Maslowe
Denton Louis Peoples

Compensation Discussion and Analysis
The Compensation Discussion and Analysis, or CD&A, describes our compensation program, including the rationale and processes used to determine the 2012 compensation of our executive officers. This includes the objectives and specific elements of our compensation program, including cash compensation, equity compensation and post-termination compensation. This CD&A, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.
The CD&A is organized into the following sections:

•	Executive Summary;

•	Governance of Our Executive Compensation Programs;

•	Targeted Overall Compensation and Competitive Analysis;

•	Components of Executive Compensation;

•	2012 Compensation; and

•	Other Compensation Policies.
In our CD&A, the term

•
“Named executive officer” means the CEO, CFO and the three most highly compensated officers, other than the CEO and CFO, who were serving as executive officers at the end of 2012. For 2012, our named executive officers include the following individuals:

•	Robert C. Rowe, President and Chief Executive Officer;

•	Brian B. Bird, Vice President and Chief Financial Officer;

•	Heather H. Grahame, Vice President and General Counsel;

•	Curtis T. Pohl, Vice President-Distribution; and

•	Kendall G. Kliewer, Vice President and Controller Human Resources.

•
“Executive officer” means the named executive officers and other executives responsible for company policy, strategy and operations. At the end of 2012, there were nine executive officers serving on our executive team.

Executive Summary
We consider our executive compensation program to be instrumental in helping us achieve our business objectives and effective in rewarding our executive officers for their role in achieving strong financial and operational performance. Our overarching philosophy concerning executive compensation is that it should be structured to be both market competitive and to align the long-term interests of our executives, our stockholders and our customers so that the compensation appropriately reflects performance in achieving financial and non-financial operating objectives. In order to live up to our philosophy, we believe that a significant portion of an executive’s compensation should be “at risk” in the form of performance-based incentive awards that are paid, if earned, as a result of individual and company performance.
Our executive compensation program is designed to:

•	Attract and retain a high-quality executive team by providing competitive compensation and benefits that reflect our financial and operational size;

•	Reward executives for both individual and company performance (based on financial, reliability, customer care and safety metrics); and

•	Maximize long-term stockholder value by putting a significant emphasis on annual and long-term performance-based compensation.

Compensation Practices
Our executive compensation program accomplishes our goals by incorporating certain compensation practices while avoiding other, more problematic or controversial compensation practices as follows:

•	Place a significant portion of executive compensation at risk in the form of incentive awards that are paid, if earned, based on individual and company performance.

•	Utilize multiple performance metrics for long-term incentive awards that align executive and stockholder interests.

•	Target executive compensation to approximate the median of our peers.

•	No employment or golden parachute agreements.

•
No change in control payments exceeding three times base salary and target bonus. Our only change in control provision appears in the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan, or 2005 Plan, and provides for the immediate vesting or cash payment of any unvested equity awards upon a change in control.

•	No stock options are currently outstanding and none have been issued in more than 10 years.

•	No option repricing and share recycling, which are expressly prohibited under our 2005 Plan.

•	No multi-year guarantees for salary increases.

•	No perquisites for executives that differ materially from those available to employees generally.

•	No non-performance-based top hat plan or separate retirement plan available only to our executive officers. We do maintain a performance-based executive retirement / retention program.

•	No tax gross-ups to our named executive officers.

•	No dividends or dividend equivalents paid on unvested performance shares or units.
Compensation Components
For 2012, our executive compensation package included the same components as in 2011 — base salary, annual non-equity incentive awards, long-term incentive stock awards, pension contributions (for eligible executives), and certain other compensation. The annual incentive awards were performance-based and utilized financial and operational measures. The long-term incentive stock awards targeted multi-year financial performance goals and consisted of two components. The first component was an award of performance-based restricted shares under our long-term incentive program, or LTIP, which has been in place for the last four years. The LTIP awards cliff vest after a three-year performance period that is tied 50 percent to Total Stockholder Return, or TSR, and 50 percent to net income growth and return on average equity, or ROAE. The second component was an award of performance-based restricted share units under our executive retirement / retention program, or ERRP. The HR Committee designed and implemented the ERRP in 2011 to bring our long-term incentive compensation more in line with our peers and solidify the alignment of the long-term interests of our executives and stockholders. The ERRP awards cliff vest after a five-year performance period that is tied to net income and, if earned, will be paid out over a five-year period after the executive separates from service with the company. With respect to the ERRP, our HR Committee has attempted to encourage and promote retention, provide retirement benefits, and incentivize our executives to focus on our long-term performance and results. Unlike many other companies, we do not offer a non-performance-based supplemental executive retirement plan.

Pay for Performance
Our HR Committee has designed our compensation program to align pay with our performance in relation to both the performance of our peers and the value we bring to our stockholders. The following pay for performance charts and tables reflect relative values for CEO pay and TSR of our peers that are expressed as a percentage of the highest value in the category. Datapoints within the highlighted pay-for-performance alignment band reflect a strong correlation between pay and performance. Datapoints to the left and above the band suggest lower pay for higher performance; while those to the right and below the band suggest higher pay for lower performance. The charts and tables below demonstrate that our CEO is generally being compensated at a lower level than the CEOs of our peers, while leading strong performance for stockholders relative to our peers over the past three years.

1-YEAR PAY FOR PERFORMANCE	3-YEAR PAY FOR PERFORMANCE

Relative 1-Year CEO Pay*		Relative 1-Year TSR*		Relative 3-Year CEO Pay*		Relative 3-Year TSR*
El Paso Electric	100%	UniSource Energy	100%	Great Plains Energy	100%	PNM Resources	100%
Cleco	86%	PNM Resources	79%	PNM Resources	83%	CH Energy	93%
PNM Resources	85%	CH Energy	78%	Westar	75%	El Paso Electric	84%
Great Plains Energy	80%	Black Hills	65%	El Paso Electric	71%	Cleco	77%
Avista	62%	Portland General Electric	63%	Cleco	70%	MGE Energy	74%
Vectren	60%	MGE Energy	62%	Vectren	64%	Black Hills	71%
UIL Holdings	60%	Cleco	42%	Avista	63%	Portland General Electric	66%
Westar	55%	UIL Holdings	31%	UIL Holdings	58%	NorthWestern	66%
IDACORP	54%	IDACORP	28%	IDACORP	56%	Westar	66%
UniSource Energy	49%	Westar	20%	UniSource Energy	53%	UniSource Energy	64%
Portland General Electric	43%	Vectren	10%	Black Hills	45%	UIL Holdings	63%
Black Hills	42%	ALLETE	10%	Portland General Electric	40%	IDACORP	63%
CH Energy	38%	Empire District Electric	7%	CH Energy	39%	ALLETE	55%
ALLETE	37%	NorthWestern	6%	NorthWestern	36%	Vectren	49%
NorthWestern	34%	Avista	(10)%	ALLETE	34%	Avista	35%
MGE Energy	23%	Great Plains Energy	(15)%	MGE Energy	24%	Empire District Electric	30%
Empire District Electric	10%	El Paso Electric	(26)%	Empire District Electric	19%	Great Plains Energy	24%

* Expressed as a percentage of the highest value in the category.

Source: CEO Pay is the total compensation (excluding change in pension value) as published in the proxy statement Summary Compensation Table for each respective company. We excluded change in pension value because its inclusion could lead to inconsistent comparisons from company to company based upon differing pension plan provisions, length of employee tenure and other factors. Total Shareholder Return is as published in the Edison Electric Institute Index Rankings for the one- and three-year periods ended December 31, 2012.

We currently have nine members on our executive team, as do three of our 16 peers; while 10 of our peers have larger executive teams of 10 or more members, and three of our peers have fewer than nine executive officers. We believe that having a relatively small executive team creates efficiencies and a stronger team that is more effective as a group.
As with our CEO’s total compensation package, the total compensation provided to our named executive officers, as a group, relative to our peers also demonstrates a strong pay for performance alignment for our stockholders. As shown in the following charts, our named executive officer group lags the median total compensation provided to our peer group named executive officers. The summary also depicts that the multiple of our CEO’s compensation compared with our next most highly compensated named executive officer is significantly less than our peer group median.

NAMED EXECUTIVE OFFICER PAY VS. PEERS	PAY MULTIPLE OF CEO TO SECOND HIGHEST PAID NAMED EXECUTIVE OFFICER

$7
$6
$5
$4
$3
$2
$1
(in millions)
CEO
CEO
CEO
CEO
CEO
CEO
CEO
CEO
CEO
CEO
2007
2008
2009
2010
2011
Total NorthWestern NEO Pay
Total Median Peer Group NEO Pay

Source: Total compensation (excluding change in pension value) as published in the proxy statement Summary Compensation Table for each respective company. We excluded change in pension value because its inclusion could lead to inconsistent comparisons from company to company based upon differing pension plan provisions, length of employee tenure and other factors.

In 2012, we continued to show strong earnings growth, with net income and diluted EPS increasing by 6.3 percent and 5.1 percent, respectively, over 2011. Meanwhile, our TSR was 1.2 percent, which was in line with the industry as a whole (S&P utility index 1.3 percent). For the five-year period ending in 2012, our five-year TSR was 51 percent, a return that significantly outperformed the S&P 500 and the S&P utility index (at 9 percent and 2 percent, respectively) over that same time period. Our ROAE has risen 31.3 percent over the last five years. In addition, we paid an annual dividend of $1.48 per share in 2012, which provided a dividend yield of approximately 4 percent.
The results we have achieved for our stockholders are consistent with the results obtained under our incentive plans. With respect to our annual incentive plan for 2012, our financial results combined with the results of our reliability and safety goals resulted in a 98 percent funding of our annual incentive target for 2012. The grants of long-term performance-based restricted shares that were made in 2010 vested on December 31, 2012. The performance measures associated with those grants were measured over a three-year vesting period and were tied to net income growth, ROAE and TSR. The company had solid results for these financial metrics over the three-year vesting period, attaining 10.4 percent average net income growth, 10.6 percent ROAE, and 50.6 percent TSR. Our TSR ranked 4th when compared with our 12-member peer group of us and 11 other companies. Based on the terms of the LTIP award and the performance measure matrix, the awards paid out at 134.1 percent of target.

The charts below illustrate the directional relationship between the compensation of our CEO and company performance over a five-year period based on the three performance metrics utilized in our LTIP.

5-YEAR CEO PAY ALIGNMENT
VS. NET INCOME	VS. ROAE	VS. TSR

Net Income is stated in millions. TSR illustrates the growth of $100 invested in our common stock on December 31, 2007, assuming reinvestment of dividends. CEO Compensation is the total compensation (excluding change in pension value) as published in the proxy statement Summary Compensation Table.

The following chart shows the total return on an investment made on December 31, 2009, and compares our stock price performance with the S&P 500 and our peer group, which is described on page 31 of this proxy statement, through December 31, 2012. The period represented in the chart is approximately the same as the performance period for the LTIP that vested on December 31, 2012. Total return is computed assuming reinvestment of dividends.

3- YEAR TSR

Source: SNL Financial LC
Say-on-Pay Results
At our annual meeting in 2012, we asked our stockholders to approve, on an advisory basis, a “say-on-pay” resolution regarding the compensation of our named executive officers as disclosed in the proxy statement for that meeting. Our say-on-pay resolution and the 2011 compensation of our named executive officers was approved by 94.7 percent of the shares present and entitled to vote on the matter.
The HR Committee and the full Board reviewed the voting results received at the 2012 annual meeting concerning our say-on-pay resolution and have taken the results into account when establishing compensation for the named executive officers for 2013. The HR Committee believes these results affirm our stockholders’ support of the company’s approach to executive compensation. Thus, we believe our executive compensation programs appropriately align the long-term interests of management and our stockholders.

Governance of Our Executive Compensation Program
HR Committee
The HR Committee, composed solely of independent directors, acts on behalf of and with the concurrence of the Board with respect to compensation, benefits and other employment matters for executives; stock-based compensation plans for employees; the election and appointment of executive officers and other officers; the assessment of the performance of the CEO; and the compensation of non-employee members of the Board. The HR Committee considers several factors including but not limited to (1) the desire to align management (and employee) interests with those of stockholders and customers, (2) the desire to link management pay to both annual and long-term performance, (3) the need to attract talent from both within and outside the utility industry, and (4) economic circumstances including turnover and retention considerations — all of which ultimately influence our executive compensation program.
Compensation Consultant
In its governance of our executive compensation program, the HR Committee works with an independent compensation consultant, Towers Watson, and, to a lesser extent, our CEO and CFO. Towers Watson, who reports directly to and is retained directly by the HR Committee, advises the HR Committee on an ongoing basis with regard to the general competitive landscape and trends in compensation and executive and director compensation matters, including (1) competitive analysis, (2) incentive plan design, (3) updates on trends in executive and director compensation, (4) peer group composition, and (5) handling other matters requested by the HR Committee. A Towers Watson representative attends meetings of the HR Committee as necessary and communicates directly with the chairman of the HR Committee.
Decision-Making Process and Role of Executive Officers
The HR Committee works with its compensation consultant to analyze competitive market data to determine appropriate base salary levels, annual incentive target levels and long-term incentive target levels for all of our executive officers. With respect to our CEO’s compensation, the HR Committee conducts an annual performance assessment of the CEO and determines appropriate adjustments to all elements of his total compensation based on individual and company performance, taking into consideration our CEO’s preference to have a larger percentage of his pay be “at risk” in the form of performance-based compensation and his overall compensation to be below the median of his peers. For the other executive officers, the CEO and CFO make recommendations to the HR Committee for all elements of compensation based on individual performance, market data from our peer group and published survey data. The HR Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. The HR Committee recommends both CEO and executive officer compensation to the Board for approval. The CEO is not a member of the HR Committee and does not vote on Board matters concerning executive compensation.
Targeted Overall Compensation and Competitive Analysis
Compensation Philosophy
We target base salary, annual cash incentive awards and long-term equity grants, as well as total compensation, to be market competitive for our executive officers. However, because comparative data is just one of several tools that are used in determining executive officer compensation, competitiveness of compensation may fluctuate based on:

•	The level of achievement of our pre-established performance goals;

•	Our TSR compared against our peer group;

•	Individual performance and scope of job responsibilities;

•	Internal equity considerations;

•	Market competitiveness and internal executive turnover; and

•	The executive’s industry and position experience and tenure.
In order to appropriately align the long-term interests of our executives, our stockholders, and customers, we structure our executive compensation to have a significant component that places a substantial percentage of an executive’s compensation “at risk” in the form of performance-based incentive awards. Such a structure influences our executive officers to focus on both short- and long-term performance and provides a reward to our executives, our stockholders and our customers when we achieve our financial and non-financial operating objectives.
The target compensation mix for our named executive officers for 2012 did not change from 2011. For our CEO, 67 percent of the overall targeted compensation (base salary and targeted annual and long-term incentives) relates to performance-based incentive awards. For our named executive officers other than the CEO, that percentage averages 52 percent. The charts below depict the target total compensation mix for our CEO and the average of our other named executive officers.

CEO PAY MIX	OTHER NAMED EXECUTIVE OFFICER AVERAGE PAY MIX

SHORT-TERM INCENTIVES
LONG-TERM INCENTIVES
Salary
33%
Long-Term
Incentive
Program
33%
2012
Annual
Cash Incentive
26%
Executive
Retirement /
Retention
Program
8%
PERFORMANCE-BASED COMPENSATION

SHORT-TERM INCENTIVES
LONG-TERM INCENTIVES
Salary
48%
2012
Long-Term Incentive Program
27%
Executive Retirement / Retention Program
5%
Annual Cash Incentive
20%
PERFORMANCE-BASED COMPENSATION

Charts represent target level for each component of compensation.
Compensation Consultant Data and Analysis
As a component of the HR Committee’s review, Towers Watson provides an analysis of the pay levels of a peer group, which for 2012 consisted of us and 16 other companies, as well as published survey data that focuses on the energy and utility industry, which is size-adjusted based on our revenues for appropriate market comparison. For 2012, the published survey data included the Towers Watson Compensation DataBank, William M. Mercer’s Executive Benchmark Database and Towers Watson Survey Report on Top Management Compensation. The peer group data is a primary basis for setting compensation for our CEO and CFO because these positions are common among our peers. Both the peer group and survey data are analyzed and considered in setting compensation levels for the remaining named executive officers because these positions or division of responsibilities may not be common among each of our peers.
The HR Committee, in consultation with Towers Watson, periodically examines our peer group composition to determine whether the members continue to meet the criteria for inclusion. In April 2011, we added five companies to our peer group for 2012, as recommended by Towers Watson. Our peer group was selected based on the following criteria: (1) a market capitalization of less than $3 billion, (2) total revenue between $100 million and $5 billion, and (3) energy-related revenue of at least 75 percent of total revenue. In addition, peer group companies either must be located near our existing service territory or have both electric and gas customers.
Our peer group for 2012 consisted of us and the following entities:

ALLETE, Inc.	Empire District Electric Company	UIL Holdings Corporation*
Avista Corp	Great Plains Energy Incorporated*	UniSource Energy Corporation
Black Hills Corporation	IDACORP, Inc.	Vectren Inc.
CH Energy Group Inc.*	MGE Energy Inc.	Westar Energy, Inc.
Cleco Corporation*	PNM Resources Inc.
El Paso Electric Co.*	Portland General Electric Company	*New member of peer group for 2012.

As a reference in determining compensation for our executive officers, the HR Committee considers the total compensation paid to each of our executive officers relative to our peer companies. This provides an additional perspective to complement the position-specific analysis that the HR Committee considers.
For long-term incentive purposes, Towers Watson performs its analysis using the published survey data and focuses on companies in the energy services industry, specifically with annual revenues less than $3 billion. The HR Committee considers the responsibilities of the job performed by each of our executive officers and his or her performance, and adjusts each executive’s targeted compensation amounts accordingly. As discussed in more detail below, internal comparison with other officer positions also is considered.
In addition to these efforts, Towers Watson prepared an analysis of market data compiled from the Towers Watson Compensation DataBank for energy services executives. The analysis examined the target direct compensation opportunity for energy services executives, including base salary, target annual incentives and the expected value of long-term incentives. Using regression analysis, Towers Watson size-adjusted the data to reflect our revenue scope.
Based upon Towers Watson’s analysis and as illustrated in the chart below, the direct compensation opportunity for our highest-paid employees is below the market median of the direct compensation opportunity for the highest-paid employees for energy services companies. For the top five highest-paid employees, our employees’ compensation opportunity is 63 percent of the median; while our top 10, 15, and 20 highest-paid employees have a compensation opportunity that is 86 percent, 85 percent, and 85 percent, respectively, of the median.

AGGREGATE COMPENSATION OPPORTUNITY FOR HIGHEST-PAID EMPLOYEES

$10
$8
$6
$4
$2
$0
Total Direct Compensation (in millions)
Top 5
Top 10
Top 15
Top 20
Highest Paid Employees
NorthWestern
Market median*

*Top 5 is based on proxy data of energy services companies. Top 10, Top 15 and Top 20 are based on a survey of energy services companies completed by Towers Watson. Values exclude any change in pension value.

We also conducted a separate analysis of the 2011 executive compensation of the 16 other companies in our peer group. This internal analysis, which was based on proxy data, examined base salary, bonus, other annual compensation, equity awards, and non-equity incentive plan compensation (and excluded change in pension value). Using this analysis, our named executive officers had an average compensation that was less than all but two of the companies in our peer group, with an average compensation per named executive officer of approximately $655,000 versus the average compensation per named executive officer of the median of our peer group of approximately $1.1 million. For 2011, our CEO’s total compensation was approximately 62 percent of the median total compensation of CEOs in our peer group.
Notwithstanding our philosophy of targeting the middle of the competitive range, these analyses demonstrate that, on average, we currently are below that target. We also are cognizant of prevailing economic conditions, internal pay equity, and executive turnover, which our HR Committee takes into account when determining executive compensation.

Internal Pay Equity and Wealth Accumulation
We believe our executive compensation program must be internally consistent and equitable in order to motivate our employees to create stockholder value. We are committed to internal pay equity, and the HR Committee monitors the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. In 2012, the HR Committee reviewed a comparison of CEO pay (base salary and incentive compensation) to the pay of all our employees. The targeted compensation for our CEO in 2012, excluding benefits, was approximately 21 times the median pay of our full-time employees.
The HR Committee reviews annually all of the elements of total compensation paid to each executive officer during the prior five-year period, including base salaries, annual cash incentive bonuses, the value of long-term incentive awards and any special payments made to an individual executive. The HR Committee also reviews the projected value of each executive officer’s accumulated equity grants over the subsequent five-year period based upon various stock appreciation scenarios. This is done to analyze not only the amount of compensation each executive officer has accumulated to date, but also to better understand how current equity grants may affect the amount of wealth the executive officers accumulate in the future.
Components of Executive Compensation for 2012
The primary components of total compensation for our executive officers for 2012 were:

•	Base salary;

•	Annual performance-based cash incentive awards; and

•	Long-term performance-based equity incentive awards under our LTIP and ERRP programs.
The HR Committee believes these compensation components align the interests of our executives and our stockholders by basing a significant portion of total compensation on performance and achievement of our short- and long-term goals. The specific mix among the individual components reflects market compensation arrangements and individual position and performance. Base salary represents 33 percent of our CEO’s targeted total compensation and, on average, 48 percent of our other named executive officers’ targeted total compensation. Performance-based awards (annual and long-term incentive) represent the remaining portion of targeted total compensation.
The HR Committee also believes that our executive compensation program appropriately mitigates the risk associated with incentive-based pay. The HR Committee has designed the entire program and the metrics under our annual and long-term performance-based incentive components to curb inappropriate risk taking. For example, we do not offer guaranteed bonuses. In addition, our annual and long-term performance-based incentive awards utilize multiple performance metrics which vary from plan to plan, and rewards under those plans are aligned with the interests of our stockholders. If our stockholders benefit from our performance, our executive officers are rewarded. Furthermore, we have limited severance packages, we do not maintain a non-performance-based supplemental executive retirement plan, and our retirement, health care and welfare benefit programs for executives are generally the same as for all employees and are discussed in the “Compensation of Executive Officers and Directors” section of this proxy statement. Finally, we maintain robust stock ownership/holding guidelines. In light of these pay practices, the HR Committee believes that our executive compensation program appropriately address the risks associated with performance-based incentives.
Base Salary
The general guideline for determining salary levels for our executive officers, including the CEO, is to approximate the middle of the competitive range. Adjustments from market levels are made based on experience in the position, industry experience and individual performance and responsibilities. While we target the middle of the competitive range, our primary goal is to compensate our executives at a level that best achieves our compensation philosophy, whether or not this results in actual pay for some positions that may be higher or lower than the initial target. We find that survey results for particular positions can vary from year to year, so we consider market trends for certain positions over a period of several years rather than a one-year period in setting compensation for such positions.
The HR Committee considers adjustments to base salaries for the executive officers on an annual basis. In 2012, the HR Committee felt that an increase to the base salaries of our executive officers in line with the industry average was reasonable in light of the company’s strong operating results and increased stockholder returns in 2011. The HR Committee also considered that our executive officer base salaries remain below the median compensation of our peers even with this increase. The following table sets forth the base salaries for our named executive officers. The base salary adjustments for 2012 were effective April 1, 2012.

	Annualized Base Salary		Increase (%)
Name	2012 ($)	2011 ($)
Robert C. Rowe	529,163	513,750	3.00
Brian B. Bird	347,139	337,028	3.00
Heather H. Grahame	315,889	306,688	3.00
Curtis T. Pohl	248,707	241,463	3.00
Kendall G. Kliewer	229,441	226,050	1.50
Annual Cash Incentive Awards
Annual cash incentive awards are used to motivate employees to meet and exceed annual company objectives that are a part of our strategic plan. All regular, non-represented employees, including executive officers, participate in the plan described in this section, and regular, represented employees participate in a separate management-designed program. Actual payouts for annual cash incentive awards reflect both (1) company performance based on financial and operational measures and (2) the employee’s individual performance.
There are four factors that determine the amount of the final payout under the annual incentive plan:

(1)	Base salary;

(2)	Target incentive percentage of base salary;

(3)	The annual incentive plan funding percentage (based on financial, reliability, customer care, and safety performance metrics); and

(4)	The individual’s performance multiple.
These factors are utilized in the following formula to determine actual payouts of annual cash incentive awards:
Base Salary x Target Incentive % x Plan Funding % x Performance Multiple = Individual Payout
Each year, the HR Committee approves a target incentive percentage of base salary for each executive based on the internal and external factors previously noted. Management also annually proposes specific performance targets for the company’s financial and operational measures, which are reviewed and, after considerable discussion and usually some modification, approved by the HR Committee as well as the Board. At the end of the fiscal year, the HR Committee reviews data submitted by management on company performance against each of the specific performance targets and determines the degree to which each financial and operational measure was met during the year, subject to Board approval. The aggregate percentage of financial and operational measures met during the year represents the plan funding percentage for the annual incentive plan. The historical funding (as a percentage of target) under the plan for the last five years is as follows:

2008	2009	2010	2011	2012
91%	108%	94%	101%	98%
The HR Committee may use discretion in increasing or decreasing the plan funding percentage from actual performance due to specific facts and circumstances, such as current economic conditions as well as unusual one-time events that significantly impact financial or non-financial results. The HR Committee exercises this discretion only for unusual, non-operational items. As described further below, each executive’s annual individual performance is then evaluated in order to determine a performance multiple, which is factored into the incentive payout calculation.

The target annual incentive opportunities for our executive officers are derived in part from peer group and competitive survey analysis data and in part by the HR Committee’s judgment on the internal equity of the positions, scope of job responsibilities and the executives’ industry experience and tenure. Potential adjustments to the annual incentive target for the executive officers are considered by the HR Committee on an annual basis. No adjustments were made to the 2012 target annual incentive opportunity for our named executive officers as the HR Committee believed the annual incentive targets were appropriate and commensurate with the responsibilities of those executives.
The following table sets forth the annual incentive opportunity for our named executive officers.

	Target Incentive Opportunity (% of base salary)		Increase (%)
Name	2012	2011
Robert C. Rowe	80	80	—
Brian B. Bird	50	50	—
Heather H. Grahame	40	40	—
Curtis T. Pohl	40	40	—
Kendall G. Kliewer	30	30	—
The design of our 2012 annual incentive plan was the same as our previous year’s plan. As more fully described below, the actual amount of money available for awards (the award pool) is based on overall plan funding. Each year, the HR Committee determines funding of the award pool based on its assessment of overall company performance during the year, measured against pre-established financial and operational metrics. The HR Committee determined that the metrics and relative weightings focus the organization on desired performance for the following reasons:

•
Net income, 55 percent of the funding opportunity – Net income was chosen as the financial metric because it is a financial measure that investors consider significant to evaluate company performance, and net income can be directly affected by individual employee and team performance.

•
Operational targets, 45 percent of the funding opportunity – We believe that employee safety and providing reliable service to our customers’ satisfaction over the long term are critical to our customer commitment and regulatory obligations, which ultimately supports our financial goals and enhances stockholder value.

The award pool is allocated to each participant based on:

•	The participant’s annual incentive award opportunity;

•	Performance measured against the plan metrics; and

•	The participant’s individual performance during the year measured against individual goals.
In order for any awards under the 2012 annual incentive plan to be earned and paid out, a minimum of 90 percent of the company’s budgeted net income target must have been attained, which coincides with the threshold net income target for the plan. This metric for determining performance against our financial goal is derived from our audited financial statements. However, the HR Committee, in its discretion, may consider certain non-operational items or events as unusual when determining performance against the metric and make what it deems to be appropriate adjustments. In addition, the 2012 annual incentive plan provided that the 2012 financial metric would exclude the effect of any adjustment (positive or negative) resulting from the arbitration concerning the dispute with Colstrip Energy Limited Partnership, or CELP, over energy and capacity rates. The CELP arbitration result was excluded from the plan design because it had the potential to be a large amount, the timing of which could not be predicted, and because if it had been included in the plan but not resolved, it could have had a large impact on the annual incentive plan awards.
When calculating our 2012 performance against the financial metric under the annual incentive plan, the HR Committee considered the effects of two unusual events which we previously disclosed in our periodic reports with the SEC. First, on October 5, 2012, we announced the abandonment of our Mountain States Transmission Intertie, or MSTI, project. Associated with that decision, we recorded a charge of approximately $24.0 million in the third quarter of 2012. Second, on November 9, 2012, we announced that we had received a favorable arbitration ruling related to the CELP dispute. As a result of this favorable CELP arbitration decision, we recorded a pre-tax gain of approximately $47.9 million during the fourth quarter of 2012.
When determining our performance against the financial metric for 2012, the HR Committee considered the effects of these two events. Ultimately, the HR Committee determined to include the effects of these events in calculating the performance results for the 2012 financial metric because both events reached a financial conclusion in 2012, but neither event was included in the 2012 financial objectives of the plan. The HR Committee thus exercised its discretion to include the results of the CELP arbitration decision. The HR Committee had not exercised any discretion in determining payout levels for the annual incentive plan since 2006.
The HR Committee reached its conclusion for several reasons. First, including the impact of the MSTI abandonment and the CELP arbitration decision in the calculation is consistent with the results our stockholders received in 2012. Both events reached their financial conclusion in 2012. By including the impacts from both events, the HR Committee provided management with the same benefit or detriment that stockholders received as a result of the events.
Second, the HR Committee believed that payout under the 2012 annual incentive plan should reflect both the positive and negative consequences of management's previous strategic decisions and efforts. Although the financial implications of each of these decisions occurred primarily in 2012 with the decision to abandon MSTI and receipt of the favorable CELP arbitration ruling, the final result was due to a course of action management pursued over several years and for financial planning purposes it was not possible to predict when the events would occur. Thus, the HR Committee believed the results should reflect the outcomes as incurred.
Third, in deciding to include both events (rather than excluding them), the HR Committee also considered the financial and operational performance achieved by the broad base of employees during 2012. The first quarter of 2012 was one of the warmest on record for our service territory. As a gas and electric utility with a winter peaking electric load, warm winter weather affects our bottom line, and this was evident in 2012. However, the HR Committee recognized the efforts of our management and employees to control costs throughout the year to address the challenging weather conditions which directly impacted margins. These efforts resulted in us achieving net income around target (excluding the two events described above), despite the unfavorable weather conditions. Were it not for the two events, our net income would have been $83.7 million (or 93% of the financial metric target in the 2012 annual incentive plan).
If the HR Committee had excluded the impact from the CELP matter but included the impact of the MSTI abandonment, the company would not have reached the financial metric threshold of 90 percent of the net income target, and there would have been no payout under the annual incentive plan for any employee. The HR Committee believed such an approach failed to appropriately recognize our ongoing financial performance (exclusive of these events) and the broad base of employees that have contributed to that performance. Also, the HR Committee felt that excluding the result of the CELP arbitration did not appropriately reflect either the risk/reward calculus that management engages in when making strategic decisions or the positive outcome related to this complex legal matter. For all of these reasons, the HR Committee determined to include the impact of each of these events (exercising discretion to include the CELP outcome) in the financial metric.
For the safety and reliability metrics of our annual incentive plan, we strive for continued improvement of our historic high-level performance, which results in setting a high bar for our target performance levels. While the calculation of our safety and reliability performance metrics resulted in achievement of approximately 56% of target for safety and 64% of target for reliability, the performance results place the company in the top quartile of all reporting companies. With respect to customer satisfaction, over the past three years, we have achieved a rating that exceeds the industry average. However, despite that achievement, we did not reach the threshold under the 2012 annual incentive plan for customer satisfaction.
Accordingly, for 2012, based on company performance for all of the metrics, the annual incentive plan was funded at 98% percent of target. For 2011 and 2010, company performance levels resulted in funding at 101% percent and 94% percent of target, respectively. The HR Committee did not make any discretionary adjustments concerning the annual incentive plan for 2011 or 2010.

The table below shows the associated performance metrics, weighting and plan payout percentage for each of the 2012 performance measures.

	2012 Incentive Plan Information
Performance Measures	Weight (Percent of Total Plan Payout)	Performance Level				Target % Achieved	Final Funding % of Total
		Threshold	Target	Maximum	Actual Achieved
Financial
Net Income ($ in millions)	55%	$81.1	$90.1	$99.1	$98.4	146.0%	80.3%
Operational
Safety (1)
Lost Time Incident Rate	7.5%	0.9	0.8	0.6	0.9	50.0%	3.8%
Total Recordable Incident Rate	7.5%	2.8	2.4	2.0	2.7	62.5%	4.7%
Reliability (2)
SAIDI (excluding major event days)	7.5%	119.0	102.0	89.0	117.6	54.0%	4.0%
SAIDI (including major event days)	7.5%	162.0	127.0	107.0	145.7	73.3%	5.5%
Customer Satisfaction (3)
JD Power Residential Electric and Gas Survey Performance Ranking	15%	11 of 26	10 of 26	6 of 26	13 of 26	—	—

(1)
Safety performance is calculated by us and participating Edison Electric Institute utilities as defined by Occupational Safety and Health Administration, or OSHA. OSHA specifically defines what workplace injuries and illnesses should be recorded and, of those recorded, which must be considered lost time incidents. The threshold level for the safety measures represents our three year average performance for these metrics; the target level represents a 15% improvement over our three year average performance; and the maximum represents a 30% improvement over our three year average performance.

(2)
System Average Interruption Duration Index, or SAIDI, is a system reliability index used by us and participating Institute of Electrical and Electronic Engineers, Inc., utilities to measure the duration of interruptions on a utility’s electric system. SAIDI indicates the total duration of interruption for the average customer during a predefined period of time. The threshold level for SAIDI, excluding major event days, represents first quartile performance within rural and suburban medium sized investor owned utilities; the target level represents a 20 percent improvement over the difference of the company’s 5-year average results (105 minutes) and 89 minutes, which is first quartile performance for all reporting companies, including urban and those that do not report transmission; 89 minutes is used as the maximum level. SAIDI, including major event days, represents first quartile performance within rural and suburban medium sized investor owned utilities; the target level represents a 20 percent improvement over the gap of the company’s 5-year average results (132 minutes) and 107 minutes, which is an improvement over the best reported SAIDI of the company and is first quartile performance for all reporting companies, including urban and those that do not report transmission; 107 minutes is used as the maximum level.

(3)
Customer satisfaction is measured by the broadly utilized JD Power residential electric and gas customer satisfaction surveys and studies, which include the following components: communications, corporate citizenship, billing and payment, price, power quality and reliability (electric) or field service (gas), and customer service. The companies measured against were 26 investor-owned electric and gas utilities included in both the 2012 JD Power electric and gas residential studies and the results weighted by residential customer count by energy source utilizing data from the Federal Energy Regulatory Commission. The threshold level maintains the company’s 2011 ranking; the target level is one position better than 2011; and the maximum level is first quartile performance.

Individual Performance
The HR Committee analyzes the total mix of available information (including performance against any quantitative performance goals) on a qualitative and not strictly quantitative basis in making annual cash incentive determinations. Although actual performance measured against pre-established goals is the key component in determining both company and individual performance, the HR Committee may use judgment when determining whether company or individual goals have been attained.
Our net income improved $5.9 million, or 6.3 percent, in 2012 as compared with 2011. Other significant achievements for 2012 included: (1) the purchase of a 40 MW name plate capacity wind project in Judith Basin County in Montana for approximately $84 million; (2) the acquisition of natural gas production interests in northern Montana's Bear Paw Basin for approximately $19 million; (3) the construction of a $55 million, 60 MW peaking facility located in Aberdeen, South Dakota, which is expected to achieve commercial operation before the 2013 summer season; (4) obtaining a favorable decision in the CELP arbitration, resulting in a gain of $47.9 million during the fourth quarter of 2012; (5) obtaining approval from the Montana Public Service Commission to include our Battle Creek production assets in our natural gas rate base; and (6) successfully accessing the capital markets to fund growth projects and extend maturities by issuing (a) 815,416 shares of common stock with net proceeds of $28.5 million, and (b) $90 million of first mortgage bonds at 4.15% and $60 million of first mortgage bonds at 4.30%, maturing in 2042 and 2052, respectively.

These efforts were successful due to the substantial efforts of our executive officers and many other employees across all departments of the company. As a result of the factors noted above, the HR Committee determined that it was appropriate to assign a 100 percent performance multiplier to all of the named executive officers.
Actual 2012 annual cash incentive awards for the named executive officers were as follows:

Name	Annual Target Incentive as Percent of Base Salary (%)	2012 Actual Incentive as Percent of Base Salary (%)	Incentive Award ($)
Robert C. Rowe (1)	80	78.4	414,864
Brian B. Bird	50	49.0	170,098
Heather H. Grahame	40	39.2	123,828
Curtis T. Pohl	40	39.2	97,493
Kendall G. Kliewer	30	29.4	67,456

(1)	Mr. Rowe elected to defer 35 percent of his 2012 annual incentive payment into NorthWestern Corporation common stock in accordance with our non-qualified deferred compensation plan.
Long-Term Performance-Based Equity Awards Under the 2005 Plan
We use our 2005 Plan to provide for the award of long-term, performance-based incentive awards to our executive officers. These performance-based awards help us achieve our compensation philosophy of being market competitive while simultaneously aligning the interests of our executives and stockholders.
The 2005 Plan authorizes several types of stock-based awards, including restricted stock and a variety of performance-based awards. In 2012, the HR Committee granted two types of long-term, equity incentive awards to our executives under the 2005 Plan: (1) restricted shares under the LTIP with cliff vesting after a three-year performance period; and (2) a smaller award of restricted share units under the ERRP with cliff vesting after a five-year performance period and a payout over five years following the executive’s separation from service with the company. All of these 2012 awards are performance-based.
Restricted Shares. The HR Committee has granted performance-based restricted shares on an annual basis as part of the company’s LTIP, which was initiated in 2009. The HR Committee determines the terms and restrictions applicable to such grants. After the company’s financial results are available for the prior year, the HR Committee approves the annual grant of restricted shares to our executive officers (and approximately 100 other participants in the LTIP) and selects a date (usually the date of the HR Committee’s action) when the awards will be granted, typically in February of each year. The awards of restricted shares under the LTIP are intended to provide a link between executive officer compensation and long-term stockholder interests as reflected in changes in our stock price, and to motivate and reward achievement of pre-established corporate financial goals and relative TSR. The HR Committee believes that making an annual grant of performance-based restricted shares motivates our executive officers to focus on long-term, sustainable improvement in stockholder value because (1) the award payout is tied to financial performance and continued service over a three-year period with cliff vesting at the end of such period, and (2) the ultimate value delivered is dependent upon the value of our stock. The historical payout (as a percentage of target) since inception of these grants is as follows.

Performance Period
2009-2011	2010-2012
155.2%	134.1%
Restricted Share Units. In 2011, the HR Committee implemented a new program, the ERRP, and made the first annual grants thereunder. The HR Committee instituted the ERRP to bring the long-term incentive component of our executives’ compensation in line with the median of our peers, while simultaneously encouraging retention with the five-year cliff vesting component and providing retirement benefits. The key distinction between these awards and the non-performance-based supplemental executive retirement plans that certain of our peers and many other companies provide is that awards under our ERRP are earned based upon company performance.

The awards under the ERRP are considerably less than the awards of restricted shares under our LTIP. Like the restricted shares described above, these restricted share units are intended to provide a link between executive officer compensation and retirement planning and long-term stockholder interests and to motivate and reward achievement of pre-established corporate financial goals. The HR Committee believes that an annual grant of restricted share units motivates our executive officers to focus on long-term, sustainable improvement in our business because (1) vesting of the award is tied to financial performance and continued service over a five-year period, and (2) payout of the vested award occurs over a five-year period following the executive officer’s separation from service with the company. The program also encourages retention due to its five-year cliff vesting. The first opportunity for grants to vest under this program is on December 31, 2016.
2012 LTIP Grants
In February 2012, the HR Committee approved grants under the LTIP which are subject to a three-year performance period with cliff vesting at the end of such period. These long-term grants comprise performance-based restricted stock awards and are adjusted for company performance, as described below. The target long-term equity opportunities are derived from peer group and competitive survey data and from the HR Committee’s judgment on the internal equity of the positions and scope of job responsibilities. To determine the value of each executive officer’s long-term incentive awards, the HR Committee considered the range for comparable roles within our peer group, with consideration given to the strategic value of each position. The target equity opportunities for the 2012 grants are shown in the table below. Each executive officer’s long-term incentive award value was then converted into specific equity grants by dividing the total targeted value by the fair market value of a share of our stock on the grant date. This represents the number of performance-based shares that will vest on December 31, 2014, if all performance goals are met at the target performance level. The exact number of shares that will vest will vary from zero to 200 percent of the target award, depending on actual company performance relative to the performance goals. In addition, if earned, the value of the award on the vesting date, based on the fair market value of our stock on that future date, likely will differ from the value at target as reflected in the following table, which is based on the fair market value of a share of our stock on the grant date.

	Target LTIP Opportunity for 2012
Name	Base Salary (%)	Value at Target ($)	Long-Term Stock Awards (#)
Robert C. Rowe	100	513,750	14,763
Brian B. Bird	75	252,771	7,264
Heather H. Grahame	55	168,678	4,847
Curtis T. Pohl	55	132,805	3,816
Kendall G. Kliewer	35	79,118	2,274
These awards contain both a market- and performance-based component. The performance goals for these awards are independent of each other and are equally weighted. Settlement of awards will be made only if we maintain investment grade credit ratings on both a secured and unsecured basis. The following table summarizes the performance measures under our 2012 LTIP.

Performance Measures — 2012−2014	Threshold	Target	Maximum
Financial Goals – 50%
ROAE	7.9%	9.9%	11.9%
Average Net Income Growth	—%	4.0%	8.0%
TSR – 50%
Relative Average vs. Peers	13th	6th	1st
The ROAE and Net Income growth levels are tied to management performance as this goal relates to revenue enhancement and cost containment. TSR is determined by our common stock price change and dividends paid over the performance period. We then compare our TSR with the total stockholder returns achieved by our peers over the same three-year period and determine our ranking.

2012 ERRP Grants
In December 2012, the HR Committee approved performance-based grants under the ERRP, and the HR Committee anticipates making grants under this retirement program going forward on an annual basis. These restricted share unit awards are subject to a five-year performance and five-year cliff vesting period and, once vested, will be paid out in shares of the company’s common stock over a five-year period after a recipient has separated from service with the company.
Our overall compensation program does not provide any non-performance-based supplemental executive retirement benefit. The HR Committee designed and implemented the ERRP in lieu of a non-performance-based supplemental executive retirement plan offered by many of our peers and other companies to increase overall competitiveness, but do so using a performance-based element. The ERRP helps to achieve our compensation philosophy of being market competitive while aligning the interests of our executives and stockholders. It also promotes retention through the five-year cliff vesting component.
The long-term equity opportunity is derived from peer group and competitive survey data and from the HR Committee’s judgment on the internal equity of the positions and scope of job responsibilities. To determine the value of each executive officer’s award under this program, the HR Committee considered the range for comparable roles within our peer group, with consideration given to each position’s strategic value. The equity opportunities for the 2012 grants to our named executive officers under the ERRP are shown in the table below. Each executive officer’s award value was then converted into specific equity grants by dividing the total potential value of the award by the fair market value of a share of our stock on the grant date. This represents the number of performance-based shares that will vest on December 31, 2017, if the company’s net income for three of the five calendar years 2013–2017 exceeds the company’s net income for 2012. If earned, the value of the award on the vesting date, based on the fair market value of our stock on that future date, likely will differ from the value as reflected in the following table, which is based on the fair market value of a share of our stock on the grant date.

	Target ERRP Opportunity
Name	Base Salary (%)	Value at Award Date (1) ($)	Long-Term Stock Awards (#)
Robert C. Rowe	25.0	132,291	3,814
Brian B. Bird	12.5	43,392	1,251
Heather H. Grahame	10.0	31,589	911
Curtis T. Pohl	10.0	24,871	717
Kendall G. Kliewer	7.5	17,208	496

(1)	Based on the closing stock price of $34.69 on December 12, 2012.
2012 Vesting of 2010 LTIP Grants
In February 2010, the HR Committee approved LTIP grants, subject to a three-year performance period. These 2010 grants comprise performance-based restricted stock awards similar to the 2012 grants described above. The 2010 LTIP grants vested on December 31, 2012.
The 2010 LTIP grants contained both market- and performance-based components. The performance goals were independent of each other and equally weighted. The following table summarizes the performance measures which governed the 2010 LTIP grants.

Performance Measures — 2010−2012	Threshold	Target	Maximum
Financial Goals – 50%
ROAE	7.5%	9.5%	11.5%
Average Net Income Growth	4.3%	8.3%	12.3%
Market Goal – 50%
Relative TSR Average vs. Peers	9th	5th	1st
Depending upon actual company performance relative to these performance goals, the exact number of shares that could have vested varied from zero to 200 percent of the target award. At the conclusion of the performance period, the HR Committee calculated the company’s performance relative to these goals during the three-year performance period to determine the vesting percentage for the 2010 LTIP grants.

During the performance period, for the financial goals, ROAE was 10.6 percent and average net income growth was 10.4 percent. This financial performance resulted in a 143.2 percent vesting percentage for that half of the program. For our market goal, TSR was 50.6 percent, resulting in a ranking of 4th with respect to our peers, and contributing 125 percent with respect to that half of the program. Based on the HR Committee’s calculation of these performance measures, the 2010 LTIP grants vested at 134.1 percent.
The following table summarizes the performance results with respect to each of the performance measures applicable to the 2010 LTIP grants and the corresponding contributions to the vesting percentage.

Performance Measures — 2010−2012	Result	Weight	Vesting
Financial Goals – ROAE and Average Net Income Growth	143.2%	50%	71.6%
Market Goal – TSR	125.0%	50%	62.5%
		TOTAL	134.1%
The following table summarizes the number of shares awarded by the 2010 LTIP grants and the number of shares paid out in 2012 with respect to such grants for our named executive officers, based on the 134.1 percent vesting percentage calculated by the HR Committee.

	Vesting of 2010 LTIP Grants
Name	Amount at Grant Date (#)	Amount upon Vesting (#)
Robert C. Rowe	20,137	27,004
Brian B. Bird	9,908	13,287
Heather H. Grahame	3,022	4,053
Curtis T. Pohl	3,389	4,545
Kendall G. Kliewer	2,938	3,940
Other Compensation Policies
Stock Ownership Guidelines
Our Corporate Governance Guidelines require our executive officers to meet and maintain a specified stock ownership level. Stock ownership guidelines range from a multiple of five times base salary for the CEO, four times base salary for the CFO, three times base salary for our Vice President and General Counsel and our Vice President - Distribution, and two times base salary for our Vice President and Controller. Each executive is restricted, absent a hardship and prior Board approval, from selling stock until his or her guideline amount is achieved and must continue to maintain the required ownership level once it is obtained. More specific details of our officer stock ownership guidelines are available in our Corporate Governance Guidelines that are located on our Web site at www.northwesternenergy.com under About Us / Corporate Governance / Governance Policies.
Our Board instituted these guidelines to require our executives to hold a meaningful financial stake in the company to align our executive’s interests with those of our stockholders. Progress towards meeting the guidelines is summarized below:

Name	Multiple of Base Pay	Percent of Guideline Achieved as of December 31 (1)
		2011	2012
Robert C. Rowe	5x	63%	102%
Brian B. Bird	4x	111%	135%
Heather H. Grahame	3x	20%	39%
Curtis T. Pohl	3x	41%	54%
Kendall G. Kliewer	2x	78%	104%

(1)	The percent of guideline achieved is based on the closing stock price of $35.79 and $34.73 as of December 31, 2011, and 2012, respectively.

Retirement and Other Benefits
Retirement benefits are offered to employees hired prior to January 1, 2009, through tax-qualified company-funded pension plans and to all eligible employees through a 401(k) defined contribution plan. Both pension plans and 401(k) plans are common benefits provided in the utility and energy industry. Our executive officers, including the CEO, participate in some or all of these plans, and the terms governing the retirement benefits under these plans are the same as those available to substantially all employees. We do not offer any supplemental retirement benefits to our executive officers other than the performance-based ERRP described above. Our healthcare, insurance and other welfare and employee-benefit programs are generally the same for substantially all employees, including the CEO and executive officers. We share the cost of health and welfare benefits with our employees, which is dependent on the benefit coverage option that each employee elects. Our executive officers do not receive any material perquisites or special benefits that differ materially from those available to employees generally.
Severance and Post-Termination Benefits
We provide severance and post-termination benefits to our executive officers under our severance plan. Severance and post-termination benefits are explained in detail under the “Compensation of Executive Officers and Directors—Post Employment Compensation” section, starting on page 48 of this proxy statement.
Non-qualified Deferred Compensation
The company provides a non-qualified deferred compensation plan, which is intended to be an unfunded plan. The 2009 Officer Deferred Compensation Plan, or deferred plan, allows eligible officers to defer up to 100 percent of certain compensation, including base salary, subject to compliance with Section 409A of the Internal Revenue Code compensation limit, short-term incentive awards, and awards earned under our LTIP. There are no company contributions to the deferred plan. Participants in the deferred plan may elect to have deferrals credited to their account in company stock or cash investment options that substantially mirror the qualified employee 401(k) plan investment options. The value of each deferred compensation account is adjusted periodically to reflect the gains, losses and dividends associated with the designated investments. Plan participants do not pay income taxes on amounts deferred or earnings thereon until those amounts are distributed from the deferred plan. A participant’s benefits under the deferred plan are fully vested and are payable after terminating employment. Benefits are paid in a lump sum unless a participant elects annual installments.
Employment Agreements
We currently do not have employment agreements with any of our executives. We generally believe that ongoing employment agreements are not necessary to retain talented executives; however, agreements may be appropriate on a case-by-case basis, such as when an executive begins employment with us. Due to the changing marketplace in which we compete for talent, the HR Committee regularly reviews this practice to help ensure that we remain competitive in our industry.
Tax Treatment of Certain Compensation
Section 162(m) of the Internal Revenue Code limits the company deductibility of executive compensation paid to certain named executive officers to $1 million per year, but contains an exception for certain performance-based compensation. However, compensation that qualifies as “performance-based compensation” is not subject to the $1 million deduction limit if, at least every five years, stockholders approve the material terms of such performance-based compensation. The performance-based restricted stock granted under the 2005 Plan is eligible for the performance-based compensation exception. Each of the amounts approved for named executive officers subject to Section 162(m) were below the maximums established of 200,000 shares and $1 million in cash for any one participant.

Compensation Committee Interlocks and Insider Participation
During 2012, Stephen P. Adik, Julia L. Johnson, Philip L. Maslowe and Denton Louis Peoples served on our HR Committee. Each is an independent member as defined by NYSE corporate governance listing standards. None of these individuals who served as members of our HR Committee during 2012 are officers or employees or former employees of the company or any of its subsidiaries. In addition, no executive officer of NorthWestern or any of its subsidiaries served as a member of the board or compensation committee of any other entity.

Compensation Committee Report
The HR Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2012.
Human Resources Committee
Philip L. Maslowe, Chairman
Stephen P. Adik
Julia L. Johnson
Denton Louis Peoples

Compensation of Executive Officers and Directors
The following tables, footnotes, and narratives provide information regarding the compensation, benefits and equity holdings in the company for the named executive officers during the years ended December 31, 2012, 2011 and 2010. Please see the “Compensation Discussion and Analysis” on the previous pages for a description of our executive compensation program necessary to gain an understanding of the information disclosed below.
2012 Summary Compensation Table
The following table sets forth the compensation earned during 2012, 2011 and 2010 for services in all capacities by the named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compen- sation (4) ($)	Total ($)
Robert C. Rowe	2012	525,013	—	476,307	414,864	63,143	19,364	1,498,691
President and	2011	510,101	—	474,785	415,110	49,812	18,903	1,468,711
Chief Executive Officer	2010	500,000	—	395,792	276,500	41,146	18,478	1,231,916
Brian B. Bird	2012	344,417	—	217,210	170,098	29,744	42,280	803,749
Vice President and	2011	334,634	—	216,755	170,199	9,531	40,012	771,131
Chief Financial Officer	2010	328,008	—	194,742	154,164	18,547	39,623	735,084
Heather H. Grahame (5)	2012	313,412	—	147,022	123,828	—	44,095	628,357
Vice President and	2011	304,510	—	146,691	123,902	—	49,794	624,897
General Counsel	2010	120,540	100,000	141,717	46,736	—	56,278	465,271
Curtis T. Pohl	2012	246,757	—	115,747	97,493	62,888	40,089	562,974
Vice President -	2011	239,748	—	115,486	97,551	6,848	49,525	509,158
Retail Operations	2010	228,566	—	66,610	64,978	33,509	43,336	436,999
Kendall G. Kliewer (6)	2012	228,528	—	70,860	67,456	33,335	39,872	440,051
Vice President and
Controller

(1)
These values reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and do not represent earned or paid compensation as the shares are subject to performance and vesting conditions. The values in the table above assume 100 percent payout based on grant date fair value. The exact number of shares issued will vary from zero to 200 percent of the target award, depending on actual company performance relative to the performance goals. See Note 16 to the consolidated financial statements in our 2012 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards. The value of awards for each named executive officer assuming a maximum payout based on grant date fair value would be $848,034 for Mr. Rowe; $400,117 for Mr. Bird; $269,064 for Ms. Grahame; $211,834 for Mr. Pohl; and $128,119 for Mr. Kliewer.

(2)
The Non-equity Incentive Plan Compensation column reflects cash incentive awards earned pursuant to our annual incentive plan as previously described. These awards are earned during the year reflected and paid in the following fiscal year. As a result of an employee fatality in 2010 and in accordance with the terms of the 2010 annual incentive plan, the actual incentive awards earned in 2010 for Messrs. Rowe and Pohl did not include any incentive award tied to safety and, thus, were below the 2010 funded level of 94 percent of target.

(3)
These amounts are attributable to a change in the value of each named executive officer’s defined benefit pension account balances and do not represent earned or paid compensation. Pension values are dependent on many variables including years of service, earnings and actuarial assumptions. Our pension plans were closed prior to Ms. Grahame joining the company; therefore, she is not eligible to participate in the plans.

(4)
The following table identifies the items included in the All Other Compensation column for 2012. Employee benefits include employer contributions, as applicable, for health benefits (medical, dental, vision, employee assistance plan and health savings account), group term life and 401(k) plan, which are generally available to all employees on a nondiscriminatory basis. Life insurance also includes imputed income consistent with IRS guidelines for coverage amounts in excess of $50,000 for each of the named executive officers. Mr. Bird’s other income includes imputed income recorded for the amount exceeding the maximum contribution to the company’s Employee Stock Purchase Plan.

	Health Benefits ($)	Life Insurance ($)	401(k) Contributions ($)	Relocation Benefits ($)	Other Income ($)	Total All Other Compensation ($)
Robert C. Rowe	5,585	3,779	10,000	—	—	19,364
Brian B. Bird	16,945	1,561	22,500	—	1,274	42,280
Heather H. Grahame	16,945	2,150	25,000	—	—	44,095
Curtis T. Pohl	12,244	2,845	25,000	—	—	40,089
Kendall G. Kliewer	17,825	1,480	20,567	—	—	39,872

(5)
Ms. Grahame was hired in 2010 as Vice President and General Counsel. Ms. Grahame's 2010 compensation reflects amounts earned from August 2 to December 31, 2010. Ms. Grahame's annualized salary for 2010 was $298,480, and the amount included in the bonus column reflects a $100,000 one-time lump sum payment upon appointment as Vice President and General Counsel.

(6)	Mr. Kliewer did not meet the criteria in 2010 and 2011 to be included as a named executive officer.
2012 Grants of Plan-Based Awards
The following table shows the range of each named executive officer’s annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2012. The narrative following the table describes the terms of each incentive award opportunity.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Rowe
Annual Cash Incentive	—	211,665	423,330	634,995	—	—	—	—	—
Long-Term Equity	2/16/2012	—	—	—	—	14,763	29,526	—	371,727
Long-Term Equity	12/12/2012	—	—	—	—	3,814	3,814	—	104,580
Brian B. Bird
Annual Cash Incentive	—	86,785	173,570	260,355	—	—	—	—	—
Long-Term Equity	2/16/2012	—	—	—	—	7,264	14,528	—	182,908
Long-Term Equity	12/12/2012	—	—	—	—	1,251	1,251	—	34,302
Heather H. Grahame
Annual Cash Incentive	—	63,178	126,356	189,534	—	—	—	—	—
Long-Term Equity	2/16/2012	—	—	—	—	4,847	9,694	—	122,042
Long-Term Equity	12/12/2012	—	—	—	—	911	911	—	24,980
Curtis T. Pohl
Annual Cash Incentive	—	49,742	99,483	149,225	—	—	—	—	—
Long-Term Equity	2/16/2012	—	—	—	—	3,816	7,632	—	96,087
Long-Term Equity	12/12/2012	—	—	—	—	717	717	—	19,660
Kendall G. Kliewer
Annual Cash Incentive	—	34,416	68,832	103,248	—	—	—	—	—
Long-Term Equity	2/16/2012	—	—	—	—	2,274	4,548	—	57,259
Long-Term Equity	12/12/2012	—	—	—	—	496	496	—	13,601

(1)
Reflects possible payout range of 2012 LTIP and ERRP awards. The LTIP units granted on February 16, 2012, have a weighted average grant date fair value of $25.18. The ERRP units granted on December 12, 2012, have a weighted average grant date fair value of $27.42.

(2)
These values reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and does not represent earned or paid compensation as the shares are subject to performance and vesting conditions. The values in the table above assume payout at target based on grant date fair value. See Note 16 to the consolidated financial statements in our 2012 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards.

Non-equity Incentive Plan Awards
Non-equity incentive plan compensation includes amounts earned under the NorthWestern Energy 2012 Annual Incentive Plan for 2012 performance, which were paid in 2013. The HR Committee reviewed 2012 performance against plan targets and the plan achieved a payout percentage of 98 percent, as discussed in the “Compensation Discussion and Analysis—2012 Compensation—Annual Cash Incentive Awards” section, starting on page 34 of this proxy statement.
Equity Incentive Plan Awards
As previously discussed in the “Compensation Discussion and Analysis—2012 Compensation—Long-Term Incentive Plan Equity Awards” section in this proxy statement, the Board approved granting performance awards in 2012 under the 2005 Plan. The values of stock awards included in the table above reflect the grant date fair value of these awards as calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation, and does not represent earned or paid compensation as the shares are subject to performance and vesting conditions. For the 2012 awards, the exact number of shares issued upon vesting will vary from zero to 200 percent of the target award, depending on actual company performance relative to the performance goals. In addition, if earned, the value of the award on the vesting date, based on the fair market value of our stock on that future date, likely will differ from the value at target, which is based on the fair market value of a share of our stock on the grant date. See Note 16 to the consolidated financial statements in our 2012 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table contains information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to the awards for each named executive officer. Dividends are not paid or accrued on any unvested shares.

Name	Grant Date	Stock Awards
		Restricted Stock			Performance-Based Shares
		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) (3) (4) ($)
Robert C. Rowe	12/12/2012	—		—	3,814	132,460
	2/16/2012	—		—	14,763	512,719
	12/5/2011	—		—	3,667	127,355
	2/11/2011	—		—	36,338	1,262,019
Brian B. Bird	12/12/2012	—		—	1,251	43,447
	2/16/2012	—		—	7,264	252,279
	12/5/2011	—		—	1,203	41,780
	2/11/2011	—		—	17,878	620,903
Heather H. Grahame	12/12/2012	—		—	911	31,639
	2/16/2012	—		—	4,847	168,336
	12/5/2011	—		—	876	30,423
	2/11/2011	—		—	11,930	414,329
	8/2/2010	1,000	(1)	34,730	—	—
Curtis T. Pohl	12/12/2012	—		—	717	24,901
	2/16/2012	—		—	3,816	132,530
	12/5/2011	—		—	689	23,929
	2/11/2011	—		—	9,394	326,254
Kendall G. Kliewer	12/12/2012	—		—	496	17,226
	2/16/2012	—		—	2,274	78,976
	12/5/2011	—		—	484	16,809
	2/11/2011	—		—	5,596	194,349

(1)	These shares will vest on August 2, 2013.

(2)	Values were calculated based on a $34.73 closing price of our common stock on December 31, 2012.

(3)
The performance units granted under the LTIP in February 2011 and 2012 will vest, if at all, on December 31, 2013 and 2014, respectively, subject to the satisfaction of the applicable performance and market criteria and generally subject to the recipient’s continued employment through such date. Based on performance through December 31, 2012, we are above target for obtaining payout of the 2011 grants and below target for obtaining payout of the 2012 grants. The number of units and payout value shown for the 2011 grants assumes a maximum level of performance (200 percent) will be achieved, and the 2012 grants assume a target level of performance (100 percent), as required by the SEC’s disclosure rules.

(4)
The performance-based restricted share units granted under the ERRP in December 2011 and 2012 will vest, if at all, on December 31, 2016 and 2017, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through such date.

2012 Stock Vested
The table below shows the dollar amounts realized pursuant to the vesting of equity-based awards during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert C. Rowe (1)	27,004	937,849
Brian B. Bird (1)	13,287	461,458
Heather H. Grahame (2)	5,053	176,921
Curtis T. Pohl (1)	4,545	157,848
Kendall G. Kliewer (1)	3,940	136,836

(1)
Shares vested consist of restricted shares granted under our 2010 LTIP that vested on December 31, 2012, at a performance level of 134.1 percent. We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting date, which was $34.73.

(2)
Shares vested consist of 4,053 restricted shares granted under our 2010 LTIP that vested on December 31, 2012, at a performance level of 134.1 percent, and 1,000 restricted shares granted on August 2, 2010, under the 2005 Plan which vested on August 2, 2012. We determined the value realized for the vesting of these shares using the fair market value of our common stock on the vesting dates, which was $34.73 and $36.16, respectively.

Post-Employment Compensation
2012 Pension Benefits
We have two separate defined benefit pension plans that cover employees hired prior to January 1, 2009. The NorthWestern Energy Pension Plan is applicable to employees who began their employment in Montana, and the NorthWestern Pension Plan is applicable to employees who began their employment in South Dakota or Nebraska.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert C. Rowe	NorthWestern Energy Pension Plan	4.00	194,327	—
Brian B. Bird	NorthWestern Pension Plan	9.08	131,292	—
Heather H. Grahame (1)	—	—	—	—
Curtis T. Pohl	NorthWestern Pension Plan	26.39	318,803	—
Kendall G. Kliewer	NorthWestern Pension Plan	10.16	121,806	—

(1)	Ms. Grahame joined the company after the pension plans were closed to new entrants and therefore is not eligible to participate.
We calculated the present value of accumulated benefits assuming benefits commence at age 65 and using the discount rate, mortality assumption and assumed payment form consistent with those disclosed in Note 15 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. While we calculated the present values in the table above assuming that benefits commence at age 65, the table below summarizes the cash balance available if the individual had terminated service as of December 31, 2012.

Name	Cash Balance ($)
Robert C. Rowe	135,924
Brian B. Bird	114,746
Heather H. Grahame	—
Curtis T. Pohl	273,791
Kendall G. Kliewer	99,559

Under the NorthWestern Energy Pension Plan, a participant’s account grows based upon (1) contributions by the company made once per year, and (2) interest credits at the rate of 6 percent per year. Contribution rates range from 3 percent to 12 percent for compensation below the taxable wage base and from 1.5 percent to 6 percent for compensation above one-half of the taxable wage base. Upon termination of employment, an employee who is at least 50 years of age with five years of service may begin receiving a monthly annuity or defer receiving benefits until he or she is required to take a minimum distribution.
Under the cash balance formula of the NorthWestern Pension Plan, a participant’s account grows based upon (1) annual pay credits, and (2) annual interest credits based on the average federal 30-year Treasury Bill rate for November of the preceding year. Pay credits range from 3 percent to 7.5 percent for compensation below the taxable wage base, and such amounts are doubled for compensation above the taxable wage base. Upon termination of employment, an employee, or if deceased, his or her beneficiary, may elect to receive a lump sum equal to the cash balance in the account, a monthly annuity if age 55 or greater, or defer receiving benefits until he or she is required to take a minimum distribution.
The plans were closed to new entrants on January 1, 2009. For both pension plans, credited years of service are based on actual hire date, and pensionable earnings include base pay only. Mercer Human Resources Consulting, the actuary for our pension plans, calculated the present value of accumulated benefits using participant data provided by us.
Non-qualified Deferred Compensation Plan
As discussed in the “Compensation Discussion and Analysis—Other Compensation Policies—Non-qualified Deferred Compensation” section in this proxy statement, we implemented a deferred compensation plan in 2009. The following table provides information on the 2012 non-qualified deferred compensation of our named executive officers who participate in the plan.

	Executive Contributions in 2012 (1) ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance on December 31, 2012 ($)
Robert C. Rowe (2)	1,247,897	—	48,917	—	1,414,822
Kendall G. Kliewer (3)	157,848	—	6,775	—	179,753

(1)	All executive contributions in the last fiscal year are reported as compensation to such executive officer in the 2012 Summary Compensation Table on page 44.

(2)	Mr. Rowe’s aggregate contributions under the plan are $1,344,672.

(3)	Mr. Kliewer’s aggregate contributions under the plan are $170,256.
Termination or Change in Control Arrangements
2008 Key Employee Severance Plan
Our named executive officers are participants in the 2008 Key Employee Severance Plan, which we refer to as the 2008 Severance Plan. The 2008 Severance Plan was reviewed by the HR Committee with recommendations from professional advisers and approved by the Board. The HR Committee believes that it is appropriate for us to have a severance plan to provide a consistent means of addressing severance situations.
The 2008 Severance Plan does not provide for change in control payments, but it does provide for the payment of severance benefits in the event an officer is terminated involuntarily without cause. Cause generally is defined in the 2008 Severance Plan as (1) fraud, misappropriation of corporate property or funds, or embezzlement; (2) malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent; (3) failure to comply with our Code of Conduct; (4) illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the company; or (5) willful and continued failure by the employee to perform substantially his/her duties. For this purpose, involuntary termination does not include a termination resulting from a participant’s death or disability.

The severance benefits payable under the 2008 Severance Plan consist of:

•	A lump-sum cash payment equal to one times annual base pay;

•	Reimbursement of Consolidated Omnibus Budget Reconciliation Act, or COBRA, premiums paid by the participant during the 12-month period following the participant’s termination date; and

•	$12,000 of outplacement services during the 12-month period following the participant’s termination date.
The following table shows the amount of potential cash severance that would have been payable, based on an assumed termination date of December 31, 2012, under the normal severance provisions of the 2008 Severance Plan, including the amount that each named executive officer would be entitled to be reimbursed for outplacement expenses and reimbursement of costs for continuing coverage and other benefits under our group health, dental and life insurance plans. Severance benefits are not provided in connection with terminations for cause.

Name	Base Salary ($)	COBRA Premiums ($)	Outplacement Services ($)	Amount of Potential Severance Benefit ($)
Robert C. Rowe	529,163	5,320	12,000	546,483
Brian B. Bird	347,139	20,208	12,000	379,347
Heather H. Grahame	315,889	20,208	12,000	348,097
Curtis T. Pohl	248,707	11,910	12,000	272,617
Kendall G. Kliewer	229,441	17,648	12,000	259,089
2005 Plan Change in Control Provision
All outstanding equity awards were granted under our 2005 Plan. The 2005 Plan, in a change in control situation, provides that either the vesting of awards shall accelerate so that awards shall vest as to the shares that otherwise would have been unvested, or the HR Committee shall arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding awards. The following table shows the amount of potential stock value that would have been received, based on an assumed change in control date of December 31, 2012, outstanding equity awards at target payout, and a closing stock price on December 31, 2012, of $34.73.

Name	Value of Accelerated Stock Vesting ($)
Robert C. Rowe	1,403,543
Brian B. Bird	647,958
Heather H. Grahame	472,293
Curtis T. Pohl	344,487
Kendall G. Kliewer	210,186
For a termination of service that does not involve a change in control, death, or disability, all outstanding equity awards granted under the 2005 Plan are forfeited.
ERRP Awards
Awards under our ERRP, as discussed in the “Compensation Discussion and Analysis—Other Compensation Policies—Long-Term Performance-Based Equity Awards under the 2005 Plan” section in this proxy statement, if earned, will be paid out in shares of common stock of the company over a five-year period following the participant’s separation of service with the company.

Death and Disability Benefits
Our executives are covered by the standard death and disability benefits that are available to substantially all employees. In addition, upon the death or disability of a recipient of a grant under our LTIP, such recipient (or his or her executor or administrator) is entitled to receive a pro rata portion of the award based on the number of full months such recipient was employed by the company, and the remaining portion of the award is forfeited. An award under the ERRP vests in full upon the death or disability of the recipient.
2012 Director Compensation
Compensation to our non-employee directors consists of an annual cash retainer, an annual unrestricted stock award, an annual cash retainer for the chairperson of each committee of the Board, and meeting attendance fees. Non-employee directors are not eligible to participate in our retirement plans. The company also reimburses non-employee directors for the cost of participation in certain continuing education programs and travel costs to meetings. Employee directors are not compensated for service on the Board.
Non-employee directors may elect to defer up to 100 percent of any qualified cash or equity-based compensation that would be otherwise payable to them, subject to compliance with NorthWestern’s 2005 Deferred Compensation Plan for Non-employee Directors and Section 409A of the Internal Revenue Code. For those directors who defer their compensation, the meeting fee or retainer, as applicable, is the value utilized to determine the amount of deferred compensation. The deferred compensation may be invested in deferred stock units of the company’s common stock or in designated investment options that substantially mirror the qualified employee 401(k) plan options. Based on the election of the non-employee director, other than on account of death, he or she shall receive a distribution either in a lump sum or in approximately equal installments over a designated number of years (not to exceed 10 years). Distributions of deferred share units will be equal to one share of the company’s common stock for each unit. The value of each deferred compensation account is adjusted periodically to reflect the gains, losses and dividends associated with the designated investments.
Following is the rate schedule for non-employee director compensation for 2012.

	Cash ($)	Shares (#)
Annual Board Retainer
New Member Initial Stock Grant (none in 2012)	N/A	1,000
Board Chairman	100,000	3,500
Board Member	25,000	2,500
Annual Committee Chairperson Retainer
Audit Committee	10,000	N/A
Nominating and Corporate Governance Committee	6,000	N/A
Human Resources Committee	10,000	N/A
Meeting Fees (1)
Board Meeting	2,000	N/A
Committee Meeting	2,000	N/A

(1)	The Board Chairman does not receive meeting fees.

The following table sets forth the 2012 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
E. Linn Draper Jr., Chairman	100,000	125,230	225,230
Stephen P. Adik	73,000	89,450	162,450
Dorothy M. Bradley	51,000	89,450	140,450
Dana J. Dykhouse	61,000	89,450	150,450
Julia L. Johnson	67,000	89,450	156,450
Philip L. Maslowe	71,000	89,450	160,450
Denton Louis Peoples	63,000	89,450	152,450

(1)	Amounts deferred under the deferred compensation plan described below included $100,000 for Mr. Draper; $38,000 for Mr. Adik; $5,000 for Ms. Bradley; and $67,000 for Ms. Johnson.

(2)
These values reflect the grant date fair value of annual stock awards described above. Grant date fair value is calculated utilizing the provisions of Accounting Standards Codification 718, Stock Compensation. See Note 16 to the consolidated financial statements in our 2012 Annual Report on Form 10-K for further information regarding assumptions underlying the valuation of equity awards. The grant date fair value of annual stock awards made during 2012 was $35.78 per share. Mr. Draper, Mr. Adik, Ms. Bradley, Ms. Johnson, Mr. Maslowe and Mr. Peoples deferred their 2012 grants under the deferred compensation plan described below. The deferred share units outstanding as of December 31, 2012, are as follows: Mr. Draper – 76,323; Mr. Adik – 41,944; Ms. Bradley – 7,067; Ms. Johnson – 53,432; Mr. Maslowe – 47,110; and

Mr. Peoples –27,204.
Our director stock ownership guidelines provide that each non-employee Board member is to retain at least five times the value of his or her annual cash Board and committee chair retainer(s) in common stock or deferred stock units within five years of commencing service on our Board. The following table shows the non-employee Board members’ stock ownership levels as of December 31, 2012:

Name	Stock Ownership Requirement ($)	Number of Shares or DSUs Owned (#)	Value of Shares or DSUs Owned (1) ($)	Ownership as a Percent of Requirement (1) (%)
E. Linn Draper Jr., Chairman	500,000	76,322	2,650,663	530%
Stephen P. Adik	175,000	61,944	2,151,315	1,229%
Dorothy M. Bradley	125,000	10,542	366,124	293%
Dana J. Dykhouse	125,000	9,500	329,935	264%
Julia L. Johnson	155,000	53,432	1,855,693	1,197%
Philip L. Maslowe	175,000	47,111	1,636,165	935%
Denton Louis Peoples	125,000	30,204	1,048,985	839%

(1)	Value and ownership percentage calculated as of December 31, 2012, using a closing stock price of $34.73.

Stock Ownership Information
Our common stock is currently the only class of voting securities. The number of shares noted in the tables below are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of option, warrant or right.
Security Ownership of Directors and Management
The following table sets forth certain information as of February 25, 2013, with respect to the beneficial ownership of shares of our common stock owned by our current directors, the named executive officers, and by all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Unrestricted Shares of Common Stock Beneficially Owned Directly (#)	Unrestricted Shares of Common Stock Beneficially Owned Indirectly (#)	Unvested Restricted Stock (#)	Deferred Stock Units (#)	Total Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock (%)
Stephen P. Adik (1)	—	20,000	—	44,552	64,552	*
E. Linn Draper Jr.	—	—	—	80,667	80,667	*
Dorothy M. Bradley	3,475	—	—	9,556	13,031	*
Dana J. Dykhouse	12,000	—	—	—	12,000	*
Julia L. Johnson	—	—	—	56,249	56,249	*
Philip L. Maslowe	—	—	—	49,956	49,956	*
Denton Louis Peoples	3,000	—	—	29,787	32,787	*
Robert C. Rowe (2)	6,291	4,230	—	67,083	77,604	*
Brian B. Bird	53,989	—	—	—	53,989	*
Heather H. Grahame	9,752	—	1,000	—	10,752	*
Curtis T. Pohl	11,699	—	—	—	11,699	*
Kendall G. Kliewer	4,874	—	—	8,932	13,806	*
Directors and Executive Officers as a Group (16 persons)	135,781	24,230	1,000	349,536	510,547	1.4
* Less than 1%.

(1)	Shares held indirectly by Mr. Adik represent shares held in a trust of which Mr. Adik and his spouse are co-trustees.

(2)	Shares held indirectly by Mr. Rowe represent shares held in a SEP IRA owned by Mr. Rowe.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on information furnished to us and contained in reports filed with the SEC, as well as written representations that no other reports were required, NorthWestern believes that during 2012 all of its directors and executive officers timely filed all reports required by Section 16 of the Exchange Act.

Security Ownership of Certain Beneficial Holders
The following table sets forth information regarding whom we know to be the beneficial owners of more than 5 percent of our issued and outstanding common stock as of February 25, 2013. Such information is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and
13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock (%)
BlackRock, Inc. (1)	3,853,868	10.3
40 East 52nd Street, New York, NY 10022

T. Rowe Price Associates, Inc. (2)	2,299,005	6.2
100 E. Pratt Street, Baltimore, MD 21202

The Vanguard Group, Inc. (3)	2,276,887	6.1
100 Vanguard Blvd., Malvern, PA 19355

JPMorgan Asset Management (4)	2,227,705	6.0
270 Park Avenue, New York, NY 10017

Munder Capital Management (5)	2,122,156	5.7
Munder Capital Center, 480 Pierce Street, Birmingham, MI 48009

(1)
Reflects shares beneficially owned by BlackRock, Inc. as of December 31, 2012, according to a statement on Schedule 13G filed with the SEC on January 9, 2013, which indicates that the beneficial owner, a holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), has sole voting and dispositive power with respect to 3,853,868 shares. The beneficial owner holds shared voting or dispositive power with respect to none of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

(2)
Reflects shares beneficially owned by T. Rowe Price Associates, Inc. as of December 31, 2012, according to a statement on Schedule 13G filed with the SEC on February 14, 2013, which indicates that the beneficial owner, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power with respect to 530,770 shares and sole dispositive power with respect to 2,299,005 shares. The beneficial owner holds no shared voting or dispositive power with respect to any of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

(3)
Reflects shares beneficially owned by The Vanguard Group, Inc., as of December 31, 2012, according to a statement on Schedule 13G filed with the SEC on February 7, 2013, which indicates that the beneficial owner, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), has sole voting power with respect to 76,654 shares and sole dispositive power with respect to 2,221,333 shares. The beneficial owner has shared dispositive power with respect to 55,554 shares and shared voting power with respect to none of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

(4)
Reflects shares beneficially owned by JPMorgan Asset Management, as of December 31, 2012, according to a statement on Schedule 13G filed with the SEC on January 29, 2013, which indicates that the beneficial owner, a holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), has sole voting power with respect to 2,160,477 shares and sole dispositive power with respect to 2,227,237 shares. The beneficial owner has shared dispositive power with respect to 468 shares and sole dispositive power with respect to 468 shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

(5)
Reflects shares beneficially owned by Munder Capital Management, as of December 31, 2012, according to a statement on Schedule 13G filed with the SEC on February 13, 2013, which indicates that the beneficial owner, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), has sole voting power with respect to 1,924,513 shares, sole dispositive power with respect to 2,122,156 shares. The beneficial owner holds shares voting or dispositive power with respect to none of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of NorthWestern Corporation.

Proposals Requiring Your Vote
The following three proposals will be presented at the annual meeting for your vote. When voting by Internet or telephone, you will be instructed how to cast your vote for or against or to abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Proposal 1
Election of Directors
Our Board is nominating eight individuals for election as directors at the annual meeting. All nominees are currently serving as directors of the company. In accordance with our Certificate of Incorporation and our Bylaws, all members of our Board are elected annually, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify. Our Bylaws currently authorize a Board consisting of not fewer than five nor more than 11 persons. We currently have eight seats on our Board; however, if any director is unable to complete his or her term, the Board, by resolution, may reduce the number of directors or choose a substitute to fill the vacated position.
The nominees for election to the eight positions on our Board, selected by our NCG Committee and proposed by our Board to be voted upon at the annual meeting, are Stephen P. Adik, Dorothy M. Bradley, E. Linn Draper Jr., Dana J. Dykhouse, Julia L. Johnson, Philip L. Maslowe, Denton Louis Peoples and Robert C. Rowe.
Our goal is to maintain a diverse Board that operates cohesively and challenges management in a constructive way. The NCG Committee has not established specific minimum qualifications for director nominees or set forth specific qualities or skills that the committee believes are necessary for one or more directors to possess. Instead, in considering director candidates, the NCG Committee considers the diversity of our Board and takes into account whether the Board as a whole has the skills, experience and background that add to and complement the range of skills, experience and background of each director, based on the following: integrity, accomplishments, business judgment, experience and education, commitment, representation of stockholders, industry knowledge, independence, financial literacy, race and gender. With the exception of the company’s CEO, all of our directors are required to be independent.
When nominating persons to serve on our Board, the NCG Committee considers individuals who can add value to the strategic policymaking and oversight responsibilities of the Board and provide skills and personal experiences that add to and complement the skills, experience and background of the Board as a whole and are needed to achieve the company’s corporate objectives. A director’s ability to contribute to the Board, the time he or she has available and his or her participation on other boards also are considered because we believe these are important factors that enhance the quality of the Board’s decision-making, its oversight of management and our business overall. The NCG Committee believes that our incumbent Board members collectively possess the experience, skills and attributes necessary to lead the company to a long and successful future. The individual qualifications of each nominee are described beginning on page 11 of this proxy statement.
Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote “FOR” the election of director nominees Adik, Bradley, Draper, Dykhouse, Johnson, Maslowe, Peoples and Rowe to hold office as directors until the next annual meeting of stockholders in 2014 and until their successors are duly elected and qualified. All nominees have advised the Board that they are able and willing to serve as directors.
If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving a plurality of votes; however, under our Majority Vote Policy described below, if a nominee for director receives more “WITHHOLD AUTHORITY” votes than “FOR” votes, such nominee shall immediately tender his or her resignation under the procedures in the policy.
Director Majority Vote Policy
The Board has in place a Majority Vote Policy for the election of directors. The policy provides that, in an uncontested election, any nominee for director who receives a greater number of “WITHHOLD AUTHORITY” votes from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote.
Under this policy, the NCG Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the NCG Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the SEC.
Any director who tenders his or her resignation pursuant to this provision shall not participate in the NCG Committee’s recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the NCG Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers, with each director recusing himself or herself from consideration of his or her resignation offer.
The Board of Directors recommends a vote “FOR”
the election of our eight nominees.

Proposal 2
Ratification of Independent Registered Public Accounting Firm
Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013, and recommends that stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Audit Committee and the Board have determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the company and its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
Representatives of Deloitte will be present at the annual meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions. The following table is a summary of the fees billed to us by Deloitte for professional services for the fiscal years ended December 31, 2012 and 2011:

Fee Category	Fiscal 2012Fees ($)	Fiscal 2011Fees ($)
Audit fees	1,282,650	1,284,200
Audit-related fees	—	—
Tax fees	180,756	304,085
All other fees	—	—
Total fees	1,463,406	1,588,285
Audit Fees
Audit fees consist of fees billed for professional services rendered for the audit of our financial statements, internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For 2012, this amount includes estimated billings for the completion of the 2012 audit, which were rendered after year-end.
Audit-related Fees
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There were no audit-related fees in fiscal 2012 and 2011.
Tax Fees
Tax fees consist of fees billed for professional services for tax compliance of $180,756 and $304,085 for the years ended December 31, 2012 and 2011, respectively. These services include assistance regarding federal and state tax compliance.
All Other Fees
All other fees consist of fees for products and services other than the services reported above. In fiscal years 2012 and 2011, there were no other fees.

Pre-approval Policies and Procedures
Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent public accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Pursuant to the provisions of the Audit Committee Charter, before Deloitte is engaged to render audit or non-audit services, the Audit Committee must pre-approve such engagement. For 2012, 100 percent of the tax fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.
Leased Employees
In connection with their audit of our 2012 annual financial statements, more than 50 percent of Deloitte’s work was performed by full-time, permanent employees of Deloitte.
The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote thereon is required to ratify the selection of Deloitte. Brokers may vote a client’s proxy in their own discretion on this proposal, and accordingly, “broker non-votes” will not affect the outcome of the vote on the proposal. Abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the proposal to ratify the selection of Deloitte to serve as the independent registered public accounting firm for NorthWestern Corporation for the fiscal year ending December 31, 2013.
The Board of Directors recommends a vote “FOR”
the ratification of Deloitte & Touche LLP as our
independent registered public accounting firm.

Proposal 3
Advisory Vote to Approve Named Executive Officer Compensation
The company is providing stockholders an opportunity to provide an advisory vote to approve named executive officer compensation, or a say-on-pay vote, as required by Section 14A of the Exchange Act. At our annual meeting in 2012, we asked our stockholders to approve, on an advisory basis, a say-on-pay resolution regarding the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. Our say-on-pay resolution and the 2011 compensation of our named executive officers was approved by 94.7 percent of the shares present and entitled to vote on the matter.
Through the say-on-pay vote, we are asking you to support the compensation of our named executive officers as we have described it in this proxy statement. The say-on-pay vote is seeking advisory approval of the compensation of our named executive officers. Until the next vote on the frequency of shareholder votes on executive compensation, which will occur at our 2017 annual meeting, the Board has determined that the company will hold future advisory votes on executive compensation every year.
Your say-on-pay vote will provide insight and guidance to us and our Board regarding your sentiment about our executive compensation philosophy, policies and practices. While the say-on-pay vote is advisory and not binding on our company, we and our Board will consider the guidance received by the vote when determining executive compensation for the remainder of 2013 and beyond. For the reasons summarized below, we ask that you support our executive compensation and vote in favor of the say-on-pay proposal outlined below.
We consider our executive compensation programs to be instrumental in helping us achieve strong financial performance and other key non-financial objectives, such as safety, reliability and customer satisfaction. Our programs are designed to attract, motivate and retain a highly qualified executive team that is able to achieve corporate objectives and create long-term stockholder value. Our HR Committee, which is composed entirely of independent members, and our Board believe the company’s overall executive compensation program is structured to reflect a strong pay-for-performance philosophy and aligns the long-term interests of our executives and our stockholders. The “Compensation Discussion and Analysis” section, starting on page 25 of this proxy statement, and the “Compensation of Executive Officers and Directors” section, starting on page 44, provide more detailed discussions of our specific executive compensation programs.
Our compensation programs are substantially tied to our key business objectives and the success of our stockholders. As described in the “Compensation Discussion and Analysis” section, one component of our compensation philosophy is that a significant portion of our executives’ compensation should be at risk in the form of incentive awards that are paid, if earned, based on individual and company performance. Our short-term and long-term incentive programs demonstrate this philosophy. More than half (55 percent) of the weighting of the potential annual incentive payment an executive may earn is tied to the company’s success in achieving a net income target established by our HR Committee and approved by our Board. The remainder of the potential annual incentive payment is focused on achieving excellence in operations. With respect to our long-term incentive program, the number of shares actually earned pursuant to long-term incentive awards is based on ROAE, net income growth and TSR relative to our peer group. If the value we deliver to our stockholders declines, so, too, does the compensation we deliver to our executives.
In addition, we have designed the framework of our short-term and long-term incentive programs for the long haul. Our Board established the framework for our short-term incentive program in 2005. Since establishment, the primary revisions to the program have been with respect to annual targets, generally, to require improvement on a year-over-year basis. Our Board established a long-term incentive plan in 2005. In 2009, our Board implemented a long-term incentive program under the 2005 plan. The program was limited to the company’s senior employees whose work directly affects our financial results and incorporated performance-based metrics over a three-year period with cliff vesting at the end of that period. The first payouts under the LTIP occurred in early 2012. In addition, grants under our ERRP are conditioned on the company’s financial performance over a five-year period with cliff vesting at the end of such period and, if earned, are paid out over a five-year period following the executive’s separation from service with the company.
Another component of our compensation philosophy is to approximate the middle of the competitive total compensation range. Our HR Committee closely monitors the compensation programs and pay levels of executives from similar companies as to size and complexity with the assistance of an independent compensation consultant, Towers Watson.
Our compensation philosophy also is reflected in what we don’t do:

•	We do not make multi-year guarantees for salary increases to our named executive officers.

•	We do not have perquisites for current, former and/or retired executives that differ materially from those available to employees generally.

•
We do not have any change in control payments exceeding three times base salary and target bonus. Our only change in control provision appears in the 2005 Plan and provides for the immediate vesting or cash payment of any unvested equity awards upon a change in control.

•	We do not have employment or golden parachute agreements with any of our named executive officers.

•	We do not have a non-performance-based top hat plan or separate retirement plan available only to our executive officers. We do maintain a performance-based executive retention / retirement program.

•	We do not provide tax gross-ups to our named executive officers.

•	We do not pay dividends or dividend equivalents on unvested performance shares or units.

•	We do not allow our executives to engage in hedging activities with company securities.
Finally, we believe our compensation philosophy also is reflected in the high level of corporate governance we maintain over our executive compensation programs. Our HR Committee consists entirely of independent members. Moreover, our HR Committee, our CEO, and our executive in charge of human resources engage in an annual talent review process to address succession and executive development for our CEO and other key executives. Our HR Committee also conducts an annual performance assessment of our CEO and determines appropriate adjustments to all elements of his total compensation based on individual and company performance.
We believe that the summary information we’ve provided with this proposal and the more detailed descriptions provided elsewhere in this proxy statement demonstrate that we and our HR Committee have designed our executive compensation programs appropriately to align the long-term interests of management and stockholders.
For all of these reasons, including what we do and don’t do, your vote in support of the compensation of our named executive officers is requested. Accordingly, the Board recommends that stockholders approve our executive compensation program by voting “FOR” the following advisory resolution:
RESOLVED, that the compensation paid to the company’s named executive officers (as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement) is hereby APPROVED.

This advisory vote to approve named executive officer compensation is not binding on the company. However, we and our Board will take into account the result of the vote when determining future executive compensation arrangements.
The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote thereon is required to approve the say-on-pay resolution set forth above. Abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the proposal to approve, on an advisory basis, the compensation of the company’s named executive officers, as set forth in the company’s 2013 proxy statement.
The Board of Directors recommends a vote “FOR”
adoption of the resolution approving, on an advisory basis,
the compensation of the company’s named executive officers,
as described in this proxy statement.

Other Matters
Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents summary information about our equity compensation plans, including our long-term incentive plan. The table presents the following data on our plans as of the close of business on December 31, 2012:

1.	The aggregate number of shares of our common stock subject to outstanding stock options, warrants and rights;

2.	The weighted average exercise price of those outstanding stock options, warrants and rights; and

3.
The number of shares that remain available for future option grants, excluding the number of shares to be issued upon the exercise of outstanding options, warrants and rights described in number 1. above.

For additional information regarding our long-term incentive plans and the accounting effects of our stock-based compensation, please see Note 16 to our Consolidated Financial Statements of our Annual Report on form 10-K for the year ended December 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	—	—	836,528	(2)
Equity compensation plans not approved by security holders
None	—	—	—
Total	—	—	836,528

(1)	Consists of the NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan, which was approved by stockholders at the 2011 annual meeting.

(2)
Awards under the Amended and Restated 2005 Long-Term Incentive Plan can take the form of stock options, share appreciation rights, restricted and unrestricted share awards, deferred share units and performance awards.

Glossary
The list below defines the various terms, abbreviations and acronyms used throughout this proxy statement.

2005 Plan	NorthWestern Corporation Amended and Restated 2005 Long-Term Incentive Plan, effective March 10, 2005, as amended and restated on February 23, 2011, and approved by stockholders on April 27, 2011
2008 Severance Plan	NorthWestern Corporation 2008 Key Employee Severance Plan, effective October 1, 2008
Board	Board of Directors of NorthWestern Corporation
CD&A	Compensation Discussion and Analysis
CEO	President and Chief Executive Officer
CFO	Vice President and Chief Financial Officer
COBRA	Consolidated Omnibus Budget Reconciliation Act
Code of Conduct	Code of Conduct and Ethics
Company	NorthWestern Corporation d/b/a NorthWestern Energy
Deloitte	Deloitte & Touche LLP
Deferred Plan	NorthWestern Corporation 2009 Officer Deferred Compensation Plan
ERM	Enterprise risk management and business continuity programs
ERRP
Executive retention / retirement program initiated in 2011 pursuant to which we issue, on an annual basis, performance-based restricted share units under the 2005 Plan to our executive officers subject to a five-year performance period, five-year cliff vesting and payout over a five-year period following the recipient’s separation from service

Exchange Act	Securities and Exchange Act of 1934, as amended
HR Committee	Human Resources Committee
LTIP
Long-term incentive program initiated in 2009 pursuant to which we issue, on an annual basis, performance-based restricted shares under the 2005 Plan to our executive officers and approximately 100 other employees subject to a three-year performance period utilizing financial and market metrics with cliff vesting at the end of the performance period

NACD	National Association of Corporate Directors
NCG Committee	Nominating and Corporate Governance Committee
NorthWestern	NorthWestern Corporation d/b/a NorthWestern Energy
NYSE	New York Stock Exchange
OSHA	Occupational Safety and Health Administration
Our	NorthWestern Corporation d/b/a NorthWestern Energy
PCAOB	Public Company Accounting Oversight Board
Record Date	February 25, 2013
ROAE	Return on Average Equity
SAIDI	System Average Interruption Duration Index
SEC	Securities and Exchange Commission
TSR	Total stockholder return
Us	NorthWestern Corporation d/b/a NorthWestern Energy
We	NorthWestern Corporation d/b/a NorthWestern Energy

CORPORATE OFFICE 3010 W. 69th Street, Sioux Falls, SD 57108 (605) 978-2900 www.northwesternenergy.com

VOTING CARD
[Front Side]

NORTHWESTERN CORPORATION 3010 W. 69TH STREET SIOUX FALLS, SD 57108
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWESTERN CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following nominees:	☐	☐	☐
Vote on Directors 1. Election of Directors Nominees:
01) Stephen P. Adik 02) Dorothy M. Bradley 03) E. Linn Draper Jr. 04) Dana J. Dykhouse	05) Julia L. Johnson 06) Philip L. Maslowe 07) Denton Louis Peoples 08) Robert C. Rowe
Vote on Proposals				For	Against	Abstain
The Board of Directors recommends that you vote FOR Proposal 2:
2. Ratify the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for fiscal year 2013.				☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 3:
3. An advisory vote to approve named executive officer compensation.				☐	☐	☐
4. Upon such other matters as may come before said meeting or any adjournment or postponement thereof, in the discretion of the Proxyholders.

Please sign exactly as name(s) appear(s) on this Proxy. Joint owners should each sign personally. Corporation Proxies should be signed by an authorized officer. When signing as executors, administrators, trustees, etc., give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

VOTING CARD
[Back Side]

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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NORTHWESTERN CORPORATION
3010 W. 69TH STREET, SIOUX FALLS, SD 57108

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2012

The undersigned hereby appoints E. Linn Draper Jr. and Robert C. Rowe, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2013 Annual Meeting of Stockholders of NORTHWESTERN CORPORATION to be on held Thursday, April 25, 2013, at 10:00 a.m. Central Daylight Time at the NorthWestern Energy Operations Center, 600 Market Street West, Huron South Dakota, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of common stock of the Company which the undersigned may be entitled to vote at said Meeting as directed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1; “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM 2; AND “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION IN ITEM 3.

Continued and to be signed on the reverse side